                                                    Filed pursuant to Rule 424b2
                                                    File No. 333-29257

Information contained herein is subject to completion or amendment. These securities may not be delivered without the delivery of a final prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   SUBJECT TO COMPLETION, DATED MAY 14, 1998

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 15, 1997)

$95,531,435

                           [SOUTHWEST AIRLINES LOGO]

                             SOUTHWEST AIRLINES(SM)

                    PASS THROUGH CERTIFICATES, SERIES 1998-A
                               ------------------
     Each Pass Through Certificate offered hereby (each, a "Certificate" and, collectively, the "Certificates") will represent a fractional undivided interest in the Southwest Airlines 1998-A Pass Through Trust (the "Trust") to be formed pursuant to Trust Supplement No. 1998-A (the "Trust Supplement"), which supplements the Pass Through Trust Agreement dated as of February 1, 1993 (the "Basic Agreement") between Southwest Airlines Co. ("Southwest" or the "Company") and Wilmington Trust Company (the "Trustee"), as trustee of the Trust.

     The property of the Trust will include, among other things, equipment notes (the "Equipment Notes") issued on a nonrecourse basis by the trustees of separate owner trusts (each an "Owner Trustee") in connection with four separate leveraged lease transactions to refinance not more than 80% of the equipment cost to the related Owner Trustee of each of four Boeing 737-300 aircraft (each, and collectively, the "Aircraft") which have been leased to Southwest. The maturity dates of the Equipment Notes will occur on the final expected distribution date applicable to the Certificates. The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft and an assignment of certain rights under the lease relating thereto (each, a "Lease"), including the right to receive rentals payable with respect to such Aircraft by Southwest. Although neither the Certificates nor the Equipment Notes will be obligations of, or guaranteed by, Southwest, the amounts unconditionally payable by Southwest for lease of the Aircraft will be sufficient to pay in full when due all amounts required to be paid on the Equipment Notes held in the Trust.

     All of the Equipment Notes will accrue interest at the applicable rate per annum for the Trust, payable on January 2 and July 2 of each year, commencing July 2, 1998. Such interest will be passed through to Certificateholders (as defined herein) on each such date. See "Description of the Certificates--Payments and Distributions".

     Scheduled principal payments on the Equipment Notes will be passed through to the Certificateholders of the Trust on January 2 or July 2 or both in certain years, commencing July 2, 1998, in accordance with the principal repayment schedule set forth herein under "Description of the Certificates--Pool Factors" and "Description of the Equipment Notes--General".
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================================================
                                                                 INITIAL SCHEDULED             FINAL
     PASS THROUGH            PRINCIPAL                               PRINCIPAL              DISTRIBUTION           PRICE TO
     CERTIFICATES             AMOUNT          INTEREST RATE      DISTRIBUTION DATE              DATE             PUBLIC(1)(2)
-------------------------------------------------------------------------------------------------------------------------------
1998-A                      $95,531,435             %               July 2, 1998            July 2, 2019             100%
===============================================================================================================================

   (1) Plus accrued interest, if any, from             , 1998.

   (2) The underwriting commission aggregates $        , which constitutes     %
       of the principal amount of the Certificates. The underwriting commission will be initially payable by Southwest and the Owner Participants in the leveraged lease transactions will reimburse Southwest for such expenses. All of the proceeds from the sale of the Certificates will be used to purchase Equipment Notes from the Owner Trustees.

                               ------------------

     The Certificates offered hereby are offered by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the Certificates in book-entry form
will be made on or about                , 1998 through the facilities of The
Depository Trust Company, against payment therefor in immediately available funds.

                               ------------------
SALOMON SMITH BARNEY
            CHASE SECURITIES INC.
                         LEHMAN BROTHERS
                                    NATIONSBANC MONTGOMERY SECURITIES LLC

               , 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CERTIFICATES, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus accompanying this Prospectus Supplement (the "Prospectus"). Certain capitalized terms used in this summary are defined elsewhere in this Prospectus Supplement or in the Prospectus.

                                  THE COMPANY

     Southwest is a major United States airline that provides primarily short-haul, high frequency, point-to-point, low fare service across the United States, serving 51 cities in 25 states. In 1997, Southwest commenced service to Jacksonville, Florida and Jackson, Mississippi, and it plans to add service to Manchester, New Hampshire in June 1998. Southwest is the only major U.S. airline that has been profitable each year since 1972. In terms of originating domestic passengers boarded, Southwest is the fifth largest U.S. airline. As of December 31, 1997, Southwest operated 261 Boeing 737 aircraft. Southwest intends to purchase 22 new Boeing 737 aircraft by year-end 1998, has contracted to purchase 104 such aircraft in 1999-2004, and has options to purchase an additional 62 such aircraft for deliveries in 2003 through 2006. In addition, in 1998 Southwest purchased three used Boeing 737 aircraft and will lease two used Boeing 737 aircraft.

                                  THE OFFERING

Glossary......................   Included at the end of the accompanying
                                 Prospectus as Appendix I is a Glossary of certain of the significant defined terms used herein and in the Prospectus.

Trust.........................   The Trust is to be formed pursuant to a
                                 separate Trust Supplement to the Basic
                                 Agreement, between Southwest and the Trustee.

Trust Property................   The property of the Trust will consist of
                                 Equipment Notes issued on a nonrecourse basis by each of the Owner Trustees in four separate leveraged lease transactions to refinance not more than 80% of the equipment cost to the Owner Trustees of four Boeing 737-300 aircraft which have been leased by the related Owner
                                 Trustee to Southwest in 1996. The Equipment
                                 Notes with respect to each of the four Aircraft will be issued in one series under an indenture
                                 (each, an "Indenture") between the applicable
                                 Owner Trustee and the indenture trustee
                                 thereunder (the "Loan Trustee"). The maturity dates of the Equipment Notes will occur on the final expected distribution date applicable to the Certificates, July 2, 2019. The aggregate principal amount of the Equipment Notes will be the same as the aggregate principal amount of the Certificates.

Certificates Offered;
Book-Entry Registration.......   Each Certificate will represent a fractional
                                 undivided interest in the Trust. The
                                 Certificates will be issued in fully registered form only and will be registered in the name of Cede & Co. as the nominee of The Depository
                                 Trust Company. No person acquiring an interest in the Certificates will be entitled to receive a definitive certificate representing such person's interest in the Trust, unless definitive certificates are issued, which will only occur under limited circumstances. See
                                 "Description of the Certificates -- General,"
                                 "-- Book-Entry Registration" and "-- Definitive
                                 Certificates" in the Prospectus.

Use of Proceeds...............   The proceeds from the sale of the Certificates
                                 will be used to purchase the Equipment Notes issued by the respective Owner Trustees in connection with the refinancing of not more than 80% of the equipment cost to the applicable Owner Trustee of each of the Aircraft. The Equipment Notes will represent in the aggregate the entire debt portion of four leveraged lease transactions. See "Use of Proceeds" in this Prospectus Supplement.

Trustee.......................   Wilmington Trust Company will act as Trustee
                                 and paying agent and registrar for the
                                 Certificates. Wilmington Trust Company will also act as Loan Trustee for the Equipment
                                 Notes. See "Description of the
                                 Certificates -- The Trustee" in the Prospectus.

Regular Distribution Dates....   Each January 2 and July 2, commencing July 2,
                                 1998.

Special Distribution Dates....   Any Business Day on which a Special Payment is
                                 to be distributed.

Record Dates..................   The fifteenth day preceding a Regular or
                                 Special Distribution Date.

Distributions.................   All scheduled payments of principal and
                                 interest received by the Trustee on the
                                 Equipment Notes will be distributed by the Trustee to the Certificateholders on the dates referred to below except in certain cases where such Equipment Notes are in default. Payments of principal, premium, if any, and interest on the Equipment Notes resulting from the early redemption thereof, if any, will be distributed on the date of such redemption, which will be a Special Distribution Date. The Trustee will provide not less than 20 days' notice of such distribution to the Certificateholders. For a discussion of distributions upon an Event of Default, see "Description of the
                                 Certificates -- Events of Default and Certain
                                 Rights Upon an Event of Default" in the
                                 Prospectus.

Equipment Notes: Principal....   Principal paid on the Equipment Notes will be
                                 passed through to the Certificateholders in scheduled amounts on January 2 or July 2, or both, in certain years, commencing July 2, 1998. Principal payments received will be passed through to the Certificateholders on the corresponding Regular Distribution Date. See
                                 "Description of the Certificates -- Payments and Distributions" in the Prospectus and this Prospectus Supplement.

Equipment Notes: Interest.....   The Equipment Notes will accrue interest
                                 payable in cash on each January 2 and July 2, commencing July 2, 1998, which will be passed through to Certificateholders on each such date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. See "Description of the
                                 Certificates -- General" in the Prospectus and
                                 "Description of the Certificates -- Payments and Distributions" in this Prospectus
                                 Supplement.

Equipment Notes: Redemption...   (a) If (i) any Lease shall be terminated on the
                                 first day of any month occurring on or after
                                 the seventh anniversary of the delivery date
                                 (June 3, 1996) of an Aircraft under the
                                 applicable Lease by Southwest at its option if
                                 the related Aircraft has been determined by
                                 Southwest to be surplus to its requirements or
                                 economically obsolete to it, (ii) any Lease
                                 shall be terminated on January 2, 2015 in
                                 connection with a purchase by Southwest of the
                                 Aircraft subject to the terminated Lease where
                                 Southwest does not assume
                                 the obligations of the applicable Owner Trustee
                                 under the related Indenture, (iii) the
                                 applicable Owner Trustee or Owner Participant
                                 shall have given notice of a redemption or
                                 purchase at any time after a Lease Event of
                                 Default shall have occurred and be continuing
                                 for a period of 180 days or more, but less than
                                 one year, and the Equipment Notes have not been
                                 accelerated or (iv) Southwest shall have
                                 requested an optional redemption of the
                                 Equipment Notes related to any Aircraft as part
                                 of a refunding or refinancing thereof, then the
                                 Equipment Notes issued with respect to the
                                 related Aircraft may be redeemed or purchased
                                 on any Special Distribution Date at a price
                                 equal to the aggregate unpaid principal amount
                                 thereof, together with accrued interest thereon
                                 to, but not including, the date of redemption
                                 or purchase, as the case may be, plus, if such
                                 redemption or purchase, as the case may be, is
                                 made prior to        , 2010 (the "Premium
                                 Termination Date"), a Make-Whole Premium, if any. See "Description of the Equipment
                                 Notes -- Redemption -- Redemption with Premium" in this Prospectus Supplement for a description of the manner of computing the Make-Whole
                                 Premium.

                                 (b) The Equipment Notes issued with respect to any Aircraft will be redeemed in whole at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, but without premium, on any Special Distribution Date upon the occurrence of an Event of Loss (as hereinafter defined) to such Aircraft if such Aircraft is not replaced by Southwest.

                                 (c) If under any Indenture (i) a Lease Event of Default shall have occurred and be continuing for a period of one year or more or (ii) the Equipment Notes issued thereunder shall have been accelerated, the applicable Owner Trustee or Owner Participant may elect to redeem or purchase on a Special Distribution Date the Equipment Notes issued under such Indenture at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption or purchase, but without premium. See "Description of the Equipment
                                 Notes -- Redemption -- Redemption Without
                                 Premium" in this Prospectus Supplement.

Equipment Notes: Security.....   The Equipment Notes issued with respect to each
                                 Aircraft will be secured by a security interest in such Aircraft and an assignment to the related Loan Trustee of certain of the related
                                 Owner Trustee's rights under the Lease with respect to such Aircraft, including the right to receive rentals and other amounts payable thereunder by Southwest in respect of such Aircraft, with certain exceptions. The
                                 Equipment Notes will not be
                                 cross-collateralized, and consequently the
                                 Equipment Notes issued in respect of any one
                                 Aircraft will not be secured by any of the other Aircraft or the Leases related thereto.
                                 There are no cross-default provisions in the Indentures, and, consequently, events resulting in any Indenture Default under any particular
                                 Indenture may not necessarily result in an Indenture Default occurring under any other
                                 Indenture. If the Equipment Notes issued in respect of one or more Aircraft are in default, the Equipment Notes issued in respect of the remaining Aircraft may not be in default and, if not in default, no remedies will be exercisable under the Indentures with respect to such remaining
                                 Aircraft.

                                 Although the Equipment Notes will not be direct obligations of, or guaranteed by, Southwest, the amounts unconditionally payable by Southwest for lease of the Aircraft will be in amounts sufficient to pay in full when due all payments required to be made on the Equipment Notes. See "Description of the Equipment
                                 Notes -- General" in this Prospectus Supplement and in the Prospectus.

Federal Income Tax
Consequences..................   The Trust will be classified as a grantor trust
                                 for federal income tax purposes, and therefore each Certificate Owner will be treated as the owner of a pro rata undivided interest in each of the Equipment Notes and any other property held in the Trust and will be required to report on its federal income tax return its pro rata share of income from such Equipment Notes and such other property in accordance with such Certificate Owner's method of accounting. See
                                 "Federal Income Tax Consequences" in the
                                 Prospectus.

ERISA Considerations..........   The Certificates, with certain exceptions, are
                                 eligible for purchase by employee benefit plans. See "ERISA Considerations" in this Prospectus Supplement.

                                  THE COMPANY

     Southwest is a major United States airline that provides primarily short-haul, high frequency, point-to-point, low fare service across the United States, serving 51 cities in 25 states. In 1997, Southwest commenced service to Jacksonville, Florida and Jackson, Mississippi, and it plans to add service to Manchester, New Hampshire in June 1998. Southwest is the only major U.S. airline that has been profitable each year since 1972. In terms of originating domestic passengers boarded, Southwest is the fifth largest U.S. airline. As of December 31, 1997, Southwest operated 261 Boeing 737 aircraft. Southwest intends to purchase 22 new Boeing 737 aircraft by year-end 1998, has contracted to purchase 104 such aircraft in 1999-2004, and has options to purchase an additional 62 such aircraft for deliveries in 2003 through 2006. In addition, in 1998 Southwest purchased three used Boeing 737 aircraft and will lease two used Boeing 737 aircraft

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                          THREE MONTHS
                                              ENDED
                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                                          -------------   -------------------------------------
                                          1998    1997    1997    1996    1995    1994    1993
                                          -----   -----   -----   -----   -----   -----   -----
Ratios of Earnings to Fixed Charges....    3.18    2.59     3.5    2.73    2.62    2.93    2.83

     The ratios of earnings to fixed charges have been computed using earnings which are the sum of net income, income taxes and fixed charges adjusted to exclude interest capitalized during the period. Fixed charges are interest, whether expensed or capitalized, amortization of debt discount and expense and that portion of rental charges estimated to be representative of an interest factor.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected consolidated financial data for the three years ended December 31, 1997 have been derived from Southwest's consolidated financial statements, which statements have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports incorporated by reference herein. The selected consolidated financial data for the three months ended March 31, 1998 and March 31, 1997 have been derived from Southwest's consolidated financial statements which have not been audited but which, in the opinion of management, reflect all adjustments (consisting of only normal recurring items) necessary to present fairly the information contained therein. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. The following should be read in conjunction with the consolidated financial statements and related notes of Southwest included in its Annual Report on Form 10-K for the year ended December 31, 1997, and its Quarterly Report on Form 10-Q for the three months ended March 31, 1998. See "Incorporation of Certain Documents by Reference" in the Prospectus.

                                             THREE MONTHS ENDED
                                                  MARCH 31,                 YEAR ENDED DECEMBER 31,
                                           -----------------------   -------------------------------------
                                              1998         1997         1997         1996          1995
                                           ----------   ----------   ----------   ----------    ----------
CONSOLIDATED FINANCIAL DATA:
  (IN THOUSANDS)
Operating revenues.......................  $  942,653   $  887,095   $3,816,821   $3,406,170    $2,872,751
Operating expenses.......................     830,960      799,892    3,292,585    3,055,335     2,559,220
                                           ----------   ----------   ----------   ----------    ----------
Operating income.........................     111,693       87,203      524,236      350,835       313,531
Other expenses (income), net.............      (2,364)       3,802        7,280        9,473         8,391
                                           ----------   ----------   ----------   ----------    ----------
Income before income taxes...............     114,057       83,401      516,956      341,362       305,140
Provision for income taxes...............      44,049       32,527      199,184      134,025       122,514
                                           ----------   ----------   ----------   ----------    ----------
Net income...............................  $   70,008   $   50,874   $  317,772   $  207,337    $  182,626
                                           ==========   ==========   ==========   ==========    ==========
Total assets at period-end...............  $4,339,211   $3,857,245   $4,246,160   $3,723,479    $3,256,122
Longterm obligations at period-end.......  $  624,775   $  639,188   $  628,106   $  650,226    $  661,010
Stockholders' equity at period-end.......  $2,095,633   $1,699,872   $2,009,018   $1,648,312    $1,427,318
CONSOLIDATED OPERATING DATA:
Revenue passengers carried...............  11,848,686   12,046,184   50,399,960   49,621,504    44,785,573
Revenue passenger miles (RPMs) (000s)....   6,898,847    6,533,046   28,355,169   27,083,483    23,327,804
Available seat miles (ASMs) (000s).......  11,270,174   10,517,635   44,487,496   40,727,495    36,180,001
Load factor..............................        61.2%        62.1%        63.7%        66.5%         64.5%
Average length of passenger haul
  (miles)................................         582          542          563          546           521
Trips flown..............................     195,177      190,205      786,288      748,634       685,524
Average passenger fare...................  $    75.52   $    70.49   $    72.21   $    65.88    $    61.64
Passenger revenue yield per RPM..........       12.97c       13.00c       12.84c       12.07c        11.83c
Operating revenue yield per ASM..........        8.36c        8.43c        8.58c        8.36c         7.94c
Operating expenses per ASM...............        7.37c        7.61c        7.40c        7.50c         7.07c
Average fuel cost per gallon, excluding
  fuel tax...............................       50.22c       71.45c       62.46c       65.47c        55.22c
Number of Employees at period-end........      24,151       23,544       23,974       22,944        19,933
Size of fleet at period-end..............         264          246          261          243           224

                                USE OF PROCEEDS

     The Certificates offered hereby are being issued in connection with the refinancing of the debt portion of four separate leveraged lease transactions entered into by Southwest, as lessee, in 1996 with respect to four Boeing 737-300 aircraft. Each of the Aircraft was delivered from the manufacturer to Southwest in the first quarter of 1996. On June 3, 1996, each Aircraft was sold by Southwest to an Owner Trustee and leased back to Southwest. The debt currently outstanding under the leveraged lease transactions with respect to the Aircraft consists of variable interest rate amortizing loan certificates, each with a stated maturity of July 2, 2019. The proceeds from the sale of the Certificates offered hereby will be used by the Trustee on behalf of the Trust to purchase Equipment Notes issued by the respective Owner Trustees to refinance not more than 80% of the equipment cost to such Owner Trustees of the related Aircraft.

     The Equipment Notes will be issued under four separate Indentures, each such Indenture being between Wilmington Trust Company, as Loan Trustee thereunder, and First Union National Bank of North Carolina, not in its individual capacity, but solely as Owner Trustee of separate trusts for the benefit of the Owner Participants. Each Owner Participant has provided from sources other than the Equipment Notes at least 20% of the equipment cost to the related Owner Trustee of the related Aircraft and beneficially owns the related Aircraft. No Owner Participant, however, will be personally liable for any amount payable under any Indenture or the Equipment Notes issued thereunder.

                              DIAGRAM OF PAYMENTS

     The following diagram illustrates certain aspects of the payment flows among Southwest, the Owner Trustees, the Loan Trustees, the Trustee, the Owner Participants and the Certificateholders with respect to the Trust and the four Aircraft.

     Southwest leases each Aircraft under a separate Lease from the Owner Trustee for such Aircraft. The Equipment Notes for each such Aircraft will be issued by such Owner Trustee in one series and will be secured by such Aircraft and by an assignment of certain rights of the related Owner Trustee under the related Lease. As a result of the assignment of each Lease, Southwest will make rental payments for each Aircraft directly to the Loan Trustee. From these rental payments the related Loan Trustee will, on behalf of each Owner Trustee, first make payments to the Trustee on the Equipment Notes and will pay the remaining balance to the respective Owner Trustee for the benefit of the respective Owner Participant. The Trustee will pass through to the Certificateholders payments received with respect to the Equipment Notes. Wilmington Trust Company will act both as Trustee of the Trust and as Loan Trustee under the four Indentures.

                             [DIAGRAM OF PAYMENTS]
------------

* A separate Owner Trustee and Owner Participant structure exists for each Aircraft. Aircraft No. 1 is shown as an example.

                        DESCRIPTION OF THE CERTIFICATES

     The Certificates offered hereby will be issued pursuant to a Trust Supplement to be entered into between Southwest and the Trustee pursuant to the terms of the Basic Agreement. The following summary of the particular terms of the Certificates offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Certificates set forth in the accompanying Prospectus under the caption "Description of the Certificates." The statements under this caption are a summary and do not purport to be complete. The summary makes use of terms defined in and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, and to all of the provisions of the Trust Supplement which, together with the forms of the related Note Purchase Agreements (which are described herein as the Participation Agreements and the Refinancing Agreements), Indentures, Leases and Trust Agreements, will be filed by Southwest with the Commission as exhibits to a Current Report on Form 8-K. Except as otherwise indicated, the following summaries relate to the Basic Agreement, the Trust Supplement and the Trust formed thereby and the Certificates issued by the Trust. Citations to the relevant sections of the Basic Agreement appear below in parentheses unless otherwise indicated.

PAYMENTS AND DISTRIBUTIONS

     The Certificates will be issued in fully registered form and will be registered in the name of Cede & Co., as the nominee of The Depository Trust Company. See "Description of the Certificates -- General" in the Prospectus. No person acquiring an interest in the Certificates will be entitled to receive a definitive certificate representing such person's interest in the Trust unless definitive certificates are issued under the limited circumstances described in the Prospectus under the caption "Description of the Certificates -- Book-Entry Registration."

     Payments of principal, premium, if any, and interest with respect to the Equipment Notes will be distributed by the Trustee to Certificateholders on the date receipt of such payment is confirmed by the Trustee, except in certain cases when some or all of such Equipment Notes are in default. See "Description of the Certificates -- Events of Default and Certain Rights Upon an Event of Default" in the Prospectus. Interest paid on the Equipment Notes will be passed through to the Certificateholders on each January 2 and July 2 commencing on July 2, 1998 until all principal due under the Equipment Notes has been repaid. Payments of principal on the Equipment Notes are scheduled to be received by the Trustee on January 2 or July 2, or both, in certain years, depending upon the terms of the Equipment Notes, commencing July 2, 1998 (such scheduled payments of principal or interest on the Equipment Notes are herein referred to as "Scheduled Payments"). Scheduled Payments of principal on the Equipment Notes are set forth below under "Description of the Equipment Notes -- General." The Trustee will distribute on each Regular Distribution Date to the Certificateholders all Scheduled Payments, the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each Certificateholder will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal or interest made on the Equipment Notes. Each such distribution in respect of Scheduled Payments will be made by the Trustee to the holders of record of the Certificates on the fifteenth day preceding such Regular Distribution Date, subject to certain exceptions. (Sections 4.01 and 4.02) If a Scheduled Payment is not received by the Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such holders of record. If it is received after such five day period, it will be treated as a Special Payment (as defined below) and distributed as described below.

     Payments of principal, premium, if any, and interest received by the Trustee on account of the early redemption, if any, of the Equipment Notes relating to one or more Aircraft, and payments received by the Trustee following a default in respect of the Equipment Notes relating to one or more Aircraft (including payments received by the Trustee on account of the purchase by the related Owner Trustee of such Equipment Notes or payments received on account of the sale of such Equipment Notes by the Trustee) ("Special Payments") will be distributed (i) in the case of an early redemption of Equipment Notes arising by virtue of an Event of Loss, a refinancing of such Equipment Notes, a purchase or early redemption by the related Owner Participant or Owner Trustee of such Equipment Notes, or an early redemption of Equipment Notes arising by virtue of a voluntary termination of the related Lease due to obsolescence or exercise by Southwest of specified purchase options, on the date of the receipt of the applicable redemption or purchase price therefor, which shall be a Business Day, and (ii) otherwise, on the Business Day specified for distribution in a notice mailed by the Trustee as soon as practicable after receipt of such funds (a "Special Distribution Date"). The Trustee will mail notice to the Certificateholders not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Trustee, or, in certain circumstances, as soon as practicable after receipt of the Special Payment, stating such anticipated Special Distribution Date. (Section 4.02) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date will be made by the Trustee to the Certificateholders of record on the fifteenth day next preceding such Special Distribution Date. See "Description of the Equipment Notes -- Redemption" in this Prospectus Supplement and "Description of the Certificates -- Events of Default and Certain Rights Upon an Event of Default" in the Prospectus.

     In the event that, on the delivery date of any Certificates, all of the proceeds from the sale of such Certificates are not used to purchase the Equipment Notes contemplated to be held in the Trust, such Equipment Notes may be purchased by the Trustee at any time on or prior to June 15, 1998. In such event, the Trustee will hold the proceeds from the sale of such Certificates not used to purchase Equipment Notes in an escrow account pending the purchase of the Equipment Notes not so purchased. Such proceeds will be invested in Specified Investments having maturity dates in no event later than July 6, 1998 at the direction and risk of, and for the account of, Southwest. Southwest will be responsible for any losses. To the extent that any amount of the proceeds from the sale of any Certificates held in the escrow account referred to above is not used to purchase Equipment Notes on or prior to June 15, 1998, an amount equal to the unused proceeds will be distributed by the Trustee to the holders of record of such Certificates on a pro rata basis upon not less than 20 days' prior notice to them as a Special Payment on a Special Distribution Date not later than July 6, 1998 together with interest thereon at a rate equal to the rate applicable to such Certificates, but without premium, and Southwest will pay to the Trustee on such date an amount equal to such interest. (Section 2.02(b))

     The Trustee shall initially be the paying agent and registrar with respect to the Certificates. (Section 7.11(b))

POOL FACTORS

     As of the date of sale by the Trustee of the Certificates and assuming that no early redemption, default or purchase of any Equipment Notes shall occur, the Scheduled Payments of principal on the Equipment Notes and the resulting Pool Factors after taking into account each Scheduled Payment are set forth below:

                                                            EQUIPMENT
                                                              NOTES
                        REGULAR                             SCHEDULED
                      DISTRIBUTION                           PAYMENTS
                          DATE                            OF PRINCIPAL*     POOL FACTOR*
                      ------------                        --------------    ------------
July 2, 1998............................................  $ 3,276,949.28     0.9656977
July 2, 1999............................................    1,856,509.00     0.9462642
July 2, 2000............................................    1,995,747.17     0.9253732
July 2, 2001............................................    2,145,428.21     0.9029154
July 2, 2002............................................    2,306,335.33     0.8787732
July 2, 2003............................................    2,479,310.48     0.8528204
July 2, 2004............................................    2,665,258.76     0.8249211
July 2, 2005............................................    2,601,452.30     0.7976897
July 2, 2006............................................    1,969,372.96     0.7770748
January 2, 2007.........................................    5,239,410.80     0.7222299
January 2, 2008.........................................    5,775,630.57     0.6617720
January 2, 2009.........................................    6,225,679.71     0.5966031
January 2, 2010.........................................    6,710,797.61     0.5263561
January 2, 2011.........................................    7,233,716.90     0.4506353
January 2, 2012.........................................    7,797,383.15     0.3690142
January 2, 2013.........................................    8,404,971.45     0.2810330
January 2, 2014.........................................    9,059,904.29     0.1861961
January 2, 2015.........................................    9,424,665.12     0.0875409
January 2, 2019.........................................    3,183,438.74     0.0542175
July 2, 2019............................................    5,179,473.64     0.0000000
                                                          --------------
                                                          $95,531,435.47
                                                          ==============

---------------

* Estimated, subject to change.

     See "Description of the Certificates -- Pool Factors" in the Prospectus and the definitions of "Pool Balance" and "Pool Factor" in the Glossary.

                       DESCRIPTION OF THE EQUIPMENT NOTES

     The following summary of the particular terms and provisions of the Equipment Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Equipment Notes set forth in the Prospectus under the heading "Description of the Equipment Notes." The statements under this caption are summaries and do not purport to be complete. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Equipment Notes, the Indentures, the Leases, the Participation Agreements and the Refinancing Agreements, the forms of which will be filed by Southwest with the Commission as exhibits to a Current Report on Form 8-K. The summaries should be read in conjunction with the statements under the heading "Description of the Equipment Notes" in the Prospectus. The following summaries relate to the Equipment Notes, the Indenture, the Lease, the Participation Agreement, the Trust Agreement and the Refinancing Agreement relating to each Aircraft.

GENERAL

     The Equipment Notes for each of the four Aircraft will be issued in a single series. The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture between First Union National Bank of North Carolina, as Owner Trustee of a separate trust for the benefit of the Owner Participant who is the beneficial owner of such Aircraft, and Wilmington Trust Company, as Loan Trustee.

     The related Owner Trustee leases each Aircraft to Southwest pursuant to a separate Lease between such Owner Trustee and Southwest with respect to such Aircraft. Southwest is obligated to make or cause to be made rental and other payments to the related Loan Trustee on behalf of the related Owner Trustee in amounts that will be at least sufficient to pay in full when due all payments required to be made on the Equipment Notes issued with respect to such Aircraft. The Equipment Notes, however, are not direct obligations of, or guaranteed by, Southwest. Southwest's rental obligations under each Lease will be general obligations of Southwest.

     The aggregate principal amount of the Equipment Notes issued with respect to each Boeing 737-300 Aircraft, as such Equipment Notes will be held in the Trust, is as follows:

      AIRCRAFT                                                                        EQUIPMENT
         NO.                                                                            NOTES*
      --------                                                                      --------------
  1...............................................................................  $23,882,858.87
  2...............................................................................   23,882,858.86
  3...............................................................................   23,882,858.87
  4...............................................................................   23,882,858.87
                                                                                    --------------
            Total.................................................................  $95,531,435.47
                                                                                    ==============

---------------

* Estimated, subject to change.

     Interest will be payable on each Equipment Note at the rate applicable to such Equipment Note on the unpaid principal amount thereof on January 2 and July 2 in each year, commencing July 2, 1998. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The Scheduled Payments of principal of the Equipment Notes issued in respect of each Aircraft will be payable as set forth below:

       REGULAR            AIRCRAFT         AIRCRAFT         AIRCRAFT         AIRCRAFT        AGGREGATE
  DISTRIBUTION DATE        NO. 1*           NO. 2*           NO. 3*           NO. 4*           TOTAL*
  -----------------    --------------   --------------   --------------   --------------   --------------
July 2, 1998.........  $   819,237.33   $   819,237.32   $   819,237.32   $   819,237.31   $ 3,276,949.28
July 2, 1999.........      464,127.25       464,127.25       464,127.25       464,127.25     1,856,509.00
July 2, 2000.........      498,936.79       498,936.79       498,936.80       498,936.79     1,995,747.17
July 2, 2001.........      536,357.05       536,357.05       536,357.05       536,357.06     2,145,428.21
July 2, 2002.........      576,583.83       576,583.83       576,583.83       576,583.84     2,306,335.33
July 2, 2003.........      619,827.62       619,827.62       619,827.62       619,827.62     2,479,310.48
July 2, 2004.........      666,314.69       666,314.69       666,314.69       666,314.69     2,665,258.76
July 2, 2005.........      650,363.08       650,363.08       650,363.07       650,363.07     2,601,452.30
July 2, 2006.........      492,343.24       492,343.24       492,343.24       492,343.24     1,969,372.96
January 2, 2007......    1,309,852.70     1,309,852.70     1,309,852.70     1,309,852.70     5,239,410.80
January 2, 2008......    1,443,907.64     1,443,907.64     1,443,907.65     1,443,907.64     5,775,630.57
January 2, 2009......    1,556,419.93     1,556,419.93     1,556,419.93     1,556,419.92     6,225,679.71
January 2, 2010......    1,677,699.40     1,677,699.40     1,677,699.40     1,677,699.41     6,710,797.61
January 2, 2011......    1,808,429.23     1,808,429.23     1,808,429.22     1,808,429.22     7,233,716.90
January 2, 2012......    1,949,345.79     1,949,345.79     1,949,345.79     1,949,345.78     7,797,383.15
January 2, 2013......    2,101,242.86     2,101,242.86     2,101,242.86     2,101,242.87     8,404,971.45
January 2, 2014......    2,264,976.07     2,264,976.07     2,264,976.07     2,264,976.08     9,059,904.29
January 2, 2015......    2,356,166.28     2,356,166.28     2,356,166.28     2,356,166.28     9,424,665.12
January 2, 2019......      795,859.68       795,859.68       795,859.69       795,859.69     3,183,438.74
July 2, 2019.........    1,294,868.41     1,294,868.41     1,294,868.41     1,294,868.41     5,179,473.64
                       --------------   --------------   --------------   --------------   --------------
Total................  $23,882,858.87   $23,882,858.86   $23,882,858.87   $23,882,858.87   $95,531,435.47
                       ==============   ==============   ==============   ==============   ==============

------------------

* Estimated, subject to change.

     If any date scheduled for any payment of principal, premium, if any, or interest with respect to the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day without any additional interest.

REDEMPTION

     Redemption with Premium. The Equipment Notes issued with respect to each Aircraft are separately subject to redemption or purchase in whole prior to maturity, without the consent of the Trustee, (i) on the first day of any month occurring after the seventh anniversary of the date of delivery (June 3, 1996) of the Aircraft under the applicable Lease in connection with a voluntary termination by Southwest of the related Lease if such Aircraft has been determined by Southwest to be surplus to its requirements or economically obsolete to it, (ii) on January 2, 2015 in connection with a voluntary termination by Southwest of such Lease for any reason and a purchase by Southwest of such Aircraft where Southwest does not assume the obligations of the applicable Owner Trustee under the related Indenture, (iii) on any Special Distribution Date in connection with an optional redemption as a part of a refunding or refinancing thereof, or (iv) at the option of the applicable Owner Trustee or Owner Participant at any time after a Lease Event of Default under the related Lease shall have occurred and be continuing for a period of 180 days or more, but less than one year, during which period such Equipment Notes shall not have been accelerated following notice by such Owner Trustee or Owner Participant of its election to so redeem or purchase such Equipment Notes. The price for the Equipment Notes redeemed under the circumstances set forth above shall be equal to the Redemption Price, plus, if such redemption is made prior
to        , 2010 (the "Premium Termination Date"), a Make-Whole Premium (as
defined below), if any, or if on or after the Premium Termination Date, without premium. (Indentures, Article 6; Leases, Sections 9.1, 18.2(b) and 18.2(c)). If the proposed sale of an Aircraft (as described in "Description of the Equipment Notes -- The Leases -- Termination") on a lease termination date is not completed, the corresponding redemption will not take place and any notice of redemption will be deemed revoked. (Indentures, Section 6.03)

     The "Make-Whole Premium," if any, on each Equipment Note issued under a particular Indenture will be determined by an independent investment banking institution of national standing selected by Southwest. The Make-Whole Premium will be determined as of the Business Day prior to the redemption date and will equal the excess, if any, of (i) the present values of all of the remaining Scheduled Payments from the redemption date to the scheduled maturity of such Equipment Note (excluding interest accrued from the immediately preceding interest payment date to such redemption date), discounted semi-annually on each interest payment date at a rate equal to the Treasury Yield, based on a 360-day year of twelve 30-day months over (ii) the aggregate unpaid principal amount of such Equipment Note. (Indentures, Section 1.01(b))

     The "Treasury Yield" means, with respect to each Equipment Note to be redeemed, (x) in the case of an Equipment Note having a maturity less than one year after the applicable redemption date, the average yield to maturity on a government bond equivalent basis of the applicable United States Treasury Bill due the week of the scheduled maturity of such Equipment Note or (y) in the case of an Equipment Note having a maturity of one year or more after the applicable redemption date, the average yield of the most actively traded United States Treasury Notes corresponding in maturity to the Average Life Date (as defined below) of such Equipment Note (or, if there is no maturity corresponding to such Remaining Weighted Average Life, an interpolation of maturities by such independent investment banking institution), in each case under (x) and (y) above determined by such independent investment banking institution based on the average of the yields to stated maturity determined from the certain bid prices on the second Business Day preceding the applicable redemption date. (Indentures, Section 1.01(b))

     The "Average Life Date" for each Equipment Note to be redeemed will be the date which follows the redemption date by a period equal to the Remaining Weighted Average Life at the redemption date of such Equipment Note. The "Remaining Weighted Average Life" of such Equipment Note, at the redemption date of such Equipment Note, will be the number of days equal to the quotient obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment of principal, including the payment due on the maturity date of such Equipment Note, by (ii) the number of days from and including the redemption date to but excluding the scheduled payment date of such principal installment by (b) the then unpaid principal amount of such Equipment Note. (Indentures, Section 1.01(b))

     Redemption Without Premium. The Equipment Notes issued with respect to each Aircraft are separately subject to redemption or purchase prior to maturity, without the consent of the Trustee, at a price equal to the Redemption Price, but without any premium: (i) in whole at the option of the applicable Owner Trustee or Owner Participant, at any time after the occurrence and continuation of a Lease Event of Default under the related Lease for a period of one year or more during which period such Equipment Notes shall not have been accelerated;
(ii) in whole upon the acceleration of such Equipment Notes; (iii) in whole upon an Event of Loss with respect to such Aircraft if Southwest has elected not to replace such Aircraft under the applicable Lease; or (iv) as specified above in respect of redemptions made on or after the Premium Termination Date applicable to the Equipment Notes. (Indentures, Sections 6.01, 6.02 and 8.02)

INDENTURE DEFAULTS, NOTICE AND WAIVER

     Indenture Defaults under each Indenture include: (a) failure to pay any interest or principal or premium, if any, when due, continued for more than seven Business Days or failure to pay when due any other amount for more than 10 Business Days after notice thereof to the related Owner Trustee, (b) the occurrence of any Lease Event of Default under the related Lease (other than, without the consent of the related Owner Trustee, the failure to make certain indemnity and certain other payments to the related Owner Trustee or Owner Participant), (c) the failure by the related Owner Trustee or Owner Participant to perform or observe certain covenants, conditions or agreements to be performed or observed by it under such Indenture or certain related documents, continued after notice and specified cure periods, (d) any representation or warranty made by the related Owner Trustee or Owner Participant in the Indenture or the Participation Agreement being false or incorrect in any material respect when made, is material at the time of discovery and, if curable, is not cured within 30 days of notice, (e) the occurrence of certain events of bankruptcy, reorganization or insolvency of the related Trust Estate, Owner Trustee or Owner Participant, provided that, in the case of such Owner Participant, the same shall not constitute an Indenture Default if the Loan Trustee receives certain assurances that such Owner Participant's bankruptcy, reorganization or insolvency will not affect the Trust Estate, or (f) the failure by the related Owner Participant or the Owner Trustee to discharge certain liens, continued after knowledge and specified cure periods. (Indentures, Section 8.01)

     There are no cross-default provisions in the Indentures and, consequently, events resulting in an Indenture Default under any particular Indenture may not result in an Indenture Default occurring under any other Indenture.

     In the event Southwest fails to make any semiannual basic rental payment within the period of seven Business Days after the same shall become due under any Lease, within 10 Business Days after such period the applicable Owner Participant or Owner Trustee may furnish to the Loan Trustee the amount of such rental payment, together with any interest thereon on account of the delayed payment thereof, in which event the Loan Trustee and the holders of outstanding Equipment Notes issued under such Indenture may not exercise any remedies otherwise available under such Indenture or such Lease as the result of such failure to make such rental payment, unless Southwest has failed to make a basic rental payment when due on the two consecutive immediately preceding semiannual basic rental payment dates or on any four or more previous semiannual basic rental payment dates. The applicable Owner Participant or Owner Trustee also, subject to certain restrictions, may cure any other default by Southwest in the performance of its obligations under any Lease which can be cured with the payment of money. (Indentures, Section 8.03(e)(i))

     Each Indenture provides that the Loan Trustee thereunder shall, after the occurrence of any event known to it to be an Indenture Default, promptly send written notice thereof to Southwest, the Owner Trustee and the applicable Owner Participant, and within 90 days after the occurrence thereof, if such Indenture Default remains uncured, mail notice thereof to the holders of outstanding Equipment Notes issued under such Indenture, but such Loan Trustee may withhold such notice, except in the case of a default in the payment of the principal, interest or premium, if any, with respect to any such Equipment Notes, if it in good faith determines that withholding such notice is in the interest of such holders. (Indentures, Section 9.05)

     The holders of a majority in aggregate principal amount of the outstanding Equipment Notes issued with respect to any Aircraft, by notice to the Loan Trustee, may on behalf of all of the holders waive any existing event of default or default and its consequences under the Indenture with respect to such Aircraft, except a default in the payment of the principal of or interest on any such Equipment Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of Equipment Notes affected thereby. (Indentures, Section 8.05)

     Southwest is required to furnish annually to the Trustee a statement as to the fulfillment of its covenants under the Basic Agreement during the preceding year. (Basic Agreement, Section 8.04(d))

REMEDIES

     If an Indenture Default occurs under an Indenture as a result of certain specified events of bankruptcy, insolvency or reorganization of the related Trust Estate, Owner Trustee or Owner Participant or Southwest, then the unpaid principal of all outstanding Equipment Notes issued under such Indenture, together with interest accrued but unpaid thereon and all other amounts due under such Indenture, immediately and without further act shall become due and payable. If an Indenture Default occurs and is continuing under an Indenture, the related Loan Trustee or the holders of at least 25% in aggregate principal amount of the Equipment Notes outstanding under such Indenture may declare the principal of all such Equipment Notes issued thereunder immediately due and payable, together with all accrued but unpaid interest thereon and all other amounts due under such Indenture. The holders of a majority in aggregate principal amount of Equipment Notes outstanding under such Indenture may rescind any such declaration by the related Loan Trustee or by the holders at any time prior to the sale of the related Aircraft after such an Indenture Default if (i) there has been deposited with the related Loan Trustee an amount sufficient to pay all overdue principal and interest on any such Equipment Notes that have become due otherwise than by such declaration of acceleration, and any interest on overdue installments of interest and principal, (ii) the rescission would not conflict with any judgment or decree, and (iii) all other Indenture Defaults under such Indenture have been cured or waived. (Indentures, Section 8.02)

     Each Indenture provides that if an Indenture Default under such Indenture has occurred and is continuing, the related Loan Trustee may exercise certain rights or remedies available to it under such Indenture or under applicable law, including (if the corresponding Lease is in default) one or more of the remedies under such Indenture or such Lease with respect to the Aircraft subject to such Lease. See "Description of the Equipment Notes -- The Leases -- Lease Events of Default." Such remedies may be exercised by the related Loan Trustee to the exclusion of the related Owner Trustee and, subject to the terms of such Lease, Southwest. Any Aircraft sold in the exercise of such remedies will be free and clear of any rights of those parties, including the rights of Southwest under the Lease with respect to such Aircraft; provided that no exercise of any remedies by the related Loan Trustee may affect the rights of Southwest under any Lease unless a Lease Event of Default has occurred and is continuing under such Lease; and provided further that such Loan Trustee may not sell any part of the related Indenture Estate unless the related Equipment Notes have been accelerated or have become due. (Indentures, Section 8.03; Leases, Section 15)

     Notwithstanding the rights and powers of the Loan Trustee described above, the Loan Trustee may not exercise any remedy under an Indenture as a result of an Indenture Default under such Indenture occurring solely by virtue of one or more Lease Events of Default under the related Lease unless the Loan Trustee, as assignee of the related Owner Trustee's rights under such Lease, has exercised or is concurrently exercising one or more of the remedies thereunder with respect to the Aircraft, provided that the requirement to exercise such remedies under the related Lease shall not apply in circumstances where the Loan Trustee is involuntarily stayed or otherwise prohibited by applicable law or court order from exercising such remedies under such Lease after the Section 1110 Period. The "Section 1110 Period" is the period commencing on the date of such stay or prohibition and ending on the earlier of (x) 60 days (or such longer period (A) as may be specified in Section 1110(a)(1) of the federal Bankruptcy Code (the "Bankruptcy Code"), (B) equal to the period of an extension with the consent of the Loan Trustee of the 60-day period specified therein pursuant to Section 1110(b) of the Bankruptcy Code or (C) resulting from the Loan Trustee's own failure to give any requisite notice to any Person) and (y) the date of repossession of the related Aircraft. The Loan Trustee must notify the related Owner Trustee at least 10 days in advance of any foreclosure on the lien of an Indenture. (Indentures, Section 8.03; Leases, Section 15)

     If the Equipment Notes issued in respect of one or more Aircraft are in default, the Equipment Notes issued in respect of the remaining Aircraft may not be in default, and, if not, no remedies will be exercisable under the Indentures with respect to such remaining Aircraft.

     The holders of a majority in aggregate unpaid principal amount of the Equipment Notes outstanding under any Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the related Loan Trustee or exercising any trust or power conferred on such Loan Trustee under such Indenture, but in such event such Loan Trustee shall be entitled to be indemnified by the holders of such Equipment Notes before proceeding so to act and may under certain circumstances refuse to follow such a direction. (Indentures, Sections 8.06, 9.01 and 9.02)

     The right of any holder of Equipment Notes to institute action for any remedy under the Indenture pursuant to which such Equipment Notes are issued (except the right to enforce payment of the principal, interest and premium, if any, with respect to its Equipment Notes when due) is subject to certain conditions precedent, including a written request to the related Loan Trustee by the holders of not less than 25% in aggregate principal amount of such Equipment Notes outstanding to take action and an offer to such Loan Trustee of satisfactory indemnification against liabilities incurred by it in so doing. (Indentures, Sections 8.07 and 8.08)

     If an Indenture Default under any Indenture occurs and is continuing, any sums held or received by the related Loan Trustee may be applied to reimburse such Loan Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due to such Loan Trustee prior to any payments to holders of the Equipment Notes issued under such Indenture. (Indentures, Sections 3.05 and 9.06)

     In the event of bankruptcy, insolvency, receivership or like proceedings involving an Owner Participant, it is possible that, notwithstanding that the applicable Aircraft is owned by the related Owner Trustee in trust, such Aircraft and the related Lease and Equipment Notes might become part of such proceeding. In such event, payments under such Lease or on such Equipment Notes might be interrupted and the ability of the related Loan Trustee to exercise its remedies under the related Indenture might be restricted, although such Loan Trustee would retain its status as a secured creditor in respect of the related Lease and the related Aircraft.

     Section 1110 of the Bankruptcy Code. Section 1110 of the Bankruptcy Code provides that the right of lessors, conditional vendors and holders of security interests with respect to aircraft used by U.S. air carriers holding air carrier operating certificates issued by the Secretary of Transportation for certain large passenger or cargo aircraft such as the Aircraft to take possession of such aircraft in compliance with the provisions of a lease, conditional sale contract or security agreement, as the case may be, is not affected by (a) the automatic stay provision of the Bankruptcy Code, which provision enjoins repossessions by creditors for the duration of the reorganization period, (b) the provision of the Bankruptcy Code allowing the trustee in reorganization to use property of the debtor during the reorganization period, (c) the so-called "cramdown" provision of the Bankruptcy Code and (d) any power of the bankruptcy court to enjoin a repossession. Section 1110 provides, however, that the right of a lessor, conditional vendor or holder of a security interest to take possession of an aircraft in the event of an event of default may not be exercised for 60 days following the date of commencement of the reorganization proceedings (unless specifically permitted by the bankruptcy court) and may not be exercised at all if, within such 60-day period, the trustee in reorganization agrees to perform the debtor's obligations that become due on or after such date and cures all existing defaults (other than defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor).

     Southwest has been advised by its counsel that, with respect to each Lease, the related Owner Trustee, as Lessor under such Lease, and the related Loan Trustee, as assignee of such Owner Trustee's rights under such Lease pursuant to the Indenture corresponding to such Lease, are entitled to the benefits of
Section 1110 of the Bankruptcy Code with respect to the Aircraft initially delivered under such Lease and subjected to the related Indenture. Such opinion does not address the possible replacement of an Aircraft after an Event of Loss in the future, the consummation of which is conditioned upon the contemporaneous delivery of an opinion of counsel to the effect that the related Loan Trustee's entitlement to Section 1110 benefits will not be diminished as a result of such replacement. See "Description of the Equipment Notes -- The Leases -- Events of Loss."

     Marketability of Aircraft. The market for aircraft, whether new or used, is and will be affected by many factors including, among other things, the supply of similarly equipped aircraft of the same make and model, the demand for such aircraft by airlines and the cost and availability of financing to potential purchasers of such aircraft. Each of these factors, in turn, will be affected by various circumstances including, among other things, current and anticipated demand for passenger and cargo air services, the relative capacity of airlines to provide such services, the current and projected profitability of providing such services, the economic condition of the domestic and international airline industries and global economic and financial developments generally. In addition, the marketability of a particular used aircraft will be affected by factors such as the reputation and actual performance record of the current operator with respect to maintenance, the compliance of the aircraft with federal noise and other environmental standards and the manufacturer's support. Since the market for aircraft will fluctuate over time to reflect changes in these circumstances, and because of the unique factors that would affect market value in a forced disposition of an aircraft, it is impossible to predict the resale value of any Aircraft to be sold upon the exercise of the Loan Trustee's remedies under the related Indenture. Accordingly, there can be no assurance that the net proceeds which might be realized from the sale or other disposition of any Aircraft in the exercise of such remedies will be sufficient to satisfy in full amounts due and payable on the related Equipment Notes.

MODIFICATION OF INDENTURES, LEASES AND PARTICIPATION AGREEMENTS

     Without the consent of holders of a majority in aggregate principal amount of the Equipment Notes outstanding under any Indenture, the provisions of such Indenture and the Lease and the Participation Agreement corresponding thereto may not be amended or modified, except to the extent indicated below.

     Certain provisions of any Indenture, and of the Lease and the Participation Agreement related thereto, may be modified by the parties thereto without the consent of any holders of the Equipment Notes outstanding under such Indenture. In the case of each Lease, such provisions include, among others, provisions relating to (i) the return to the related Owner Trustee of the related Aircraft at the end of the scheduled term of such Lease, (ii) the renewal of such Lease and the option of Southwest at the end of the term of such Lease to purchase the related Aircraft, and (iii) adjustments of basic rent, stipulated loss values and certain other dollar values in connection with permitted reoptimizations. Certain other provisions of any Lease may be modified by the parties thereto without the consent of any holders of the Equipment Notes outstanding under the related Indenture so long as such modification would not adversely affect the Loan Trustee's interest in the Trust Estate, reduce Southwest's obligations in respect of maintaining the related Aircraft or otherwise impair the value of the related Trust Estate. Notwithstanding the foregoing, if an Indenture Default shall have occurred and be continuing, the Indenture Trustee, subject to certain limitations, will have all rights of the related Owner Trustee to modify, amend or supplement the related Lease or give any consent, waiver, authorization or approval thereunder for any purpose. In addition, the related Owner Trustee will have the right, so long as no Indenture Default shall have occurred and be continuing, to the exclusion of the Loan Trustee, to approve as satisfactory any accountants, inspectors, engineers or counsel to render services for or issue opinions to such Owner Trustee pursuant to the express provisions of the related Lease and other documentation and to grant such consents, approvals and waivers as may be requested thereunder. Finally, the assignment by the Owner Trustee to the Loan Trustee of its rights under the related Lease will exclude certain rights of such Owner Trustee and the related Owner Participant, including rights relating to indemnification by Southwest for certain matters, insurance proceeds payable to such Owner Trustee in its individual capacity or to such Owner Participant under liability insurance maintained by Southwest under such Lease or by any other Person, insurance proceeds payable to such Owner Trustee in its individual or trust capacity or to such Owner Participant under insurance maintained by such Owner Trustee or such Owner Participant and certain reimbursement payments made by Southwest to such Owner Trustee or Owner Participant. (Indentures, Granting Clause and Sections 9.13, 11.01 and 11.06)

     Without the consent of the holder of each Equipment Note outstanding under any Indenture affected thereby, no amendment or modification of such Indenture may (a) reduce the principal amount of, or premium, if any, or interest payable on, any Equipment Notes issued under such Indenture or change the date on which any principal or premium, if any, or interest is due and payable, (b) create any security interest with respect to the property subject to the lien of such Indenture ranking prior to or on a parity with the security interest created by such Indenture, except as provided in such Indenture, or deprive any holder of an Equipment Note issued under such Indenture of the lien of such Indenture upon the property subject thereto, (c) reduce the percentage in principal amount of outstanding Equipment Notes issued under such Indenture necessary to modify or amend any provision of such Indenture or to waive compliance therewith or (d) modify any of the provisions relating to the rights of holders in respect of defaults or events of default in the payment of principal and interest, or certain other specified provisions. (Indentures, Section 11.02)

DEFEASANCE OF THE INDENTURES AND THE EQUIPMENT NOTES IN CERTAIN CIRCUMSTANCES

     Each Indenture provides that such Indenture and the obligations of the related Owner Trustee and the related Loan Trustee thereunder shall be deemed to have been discharged in full (except for certain obligations, including the obligation to hold money for payment in trust) on the 91st day after the date of irrevocable deposit with the Defeasance Trustee of money or certain obligations of the United States which will provide money in an aggregate amount sufficient to pay when due all of the Equipment Notes issued thereunder in accordance with the terms of such Indenture. Such discharge may occur only if, among other things, the Internal Revenue Service has published a ruling to the effect that holders of such Equipment Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Indentures, Section 10.05)

     Upon such defeasance, or upon payment in full of all Equipment Notes issued under an Indenture or deposit with the related Loan Trustee of money sufficient therefor no earlier than one year prior to the maturity or redemption thereof, the holders of such Equipment Notes will have no beneficial interest in or other rights with respect to the related Aircraft or other assets subject to the lien of such Indenture and such lien shall terminate. (Indentures, Section 10.01)

ASSUMPTION OF OBLIGATIONS BY SOUTHWEST

     Upon the voluntary termination of a Lease in connection with the exercise by Southwest of any of its options to purchase the Aircraft subject to such Lease prior to the end of the term of such Lease, Southwest may assume on a full recourse basis all of the rights and obligations of the related Owner Trustee (other than its obligations and liabilities in its individual capacity) under the related Indenture, including the obligations to make payments in respect of the Equipment Notes issued thereunder. In such event, events of default substantially similar in scope and effect to those set forth in the related Lease and covenants substantially similar to the covenants of Southwest under such Lease and the related Participation Agreement will be incorporated into such Indenture, and the Equipment Notes issued under such Indenture will not be redeemed and will continue to be secured by such Aircraft. It is a condition to such assumption that an opinion of counsel be delivered at the time of such assumption substantially to the effect that the Loan Trustee under such Indenture should, immediately following such assumption, be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Aircraft (including the engines related thereto), but such opinion need not be delivered to the extent that, by reason of a change of law or governmental interpretation thereof, the benefits of such Section 1110 are not available to such Loan Trustee with respect to such Aircraft or any engine related thereto immediately prior to such assumption. (Indentures, Section 7.03)

     If Southwest has assumed the rights and obligations of an Owner Trustee under the Indenture to which such Owner Trustee is a party in connection with Southwest's exercise of any of its options to purchase the related Aircraft as contemplated by the previous paragraph, Southwest has the further option of paying the equity portion of the purchase price for such Aircraft in installments. In the event that Southwest has elected to pay the equity portion of the purchase price for an Aircraft in installments, the obligations of Southwest to the related Owner Trustee to pay such installments will be secured by such Aircraft, provided that the rights of such Owner Trustee to such installments and security in the Aircraft will be subordinated to the rights of the holders of the related Equipment Notes to substantially the same degree (including cure and buy-out rights, rights to exercise remedies, distribution of proceeds and payments) as existed, as between such holders and such Owner Trustee, prior to the assumption by Southwest of the related Indenture. (Leases, Section 18.2; Participation Agreements, Section 8(aa))

THE LEASES

     Term and Rent. Each Aircraft has been leased separately by the related Owner Trustee to Southwest for a term commencing on the delivery date thereof (June 3, 1996) to such Owner Trustee and expiring on a date not earlier than the latest maturity date of the Equipment Notes issued with respect to such Aircraft, unless previously terminated as permitted by the related Lease. The semiannual basic rent payments by Southwest under each Lease are payable on each January 2 and July 2 (or, if such day is not a Business Day, on the next succeeding Business Day), and have been assigned by the related Owner Trustee under the related Indenture to provide the funds necessary to make payments of principal and interest due from the related Owner Trustee on the Equipment Notes issued under the related Indenture. (Leases, Section 3; Indentures, Granting Clause and Section 3.03). Although in certain cases the semiannual basic rent payments under the Leases may be adjusted, under no circumstances will rent, together with other payments obligated to be made, be less than the Scheduled Payments on the Equipment Notes issued under the Indenture relating to such Lease. The balance of any semiannual basic rent payment under each Lease, after payment of the scheduled principal and interest on the Equipment Notes issued under the Indenture relating to such Lease, will (subject to certain holdbacks if an Indenture Default is continuing) be paid over to the related Owner Trustee. Southwest's obligation to pay rent and to cause other payments to be made under each Lease is a general obligation of Southwest. (Leases, Section 3; Indentures, Article 3)

     Although in certain cases Stipulated Loss Value (as defined below), Termination Value (as defined below) and certain other amounts payable by Southwest upon the termination of a Lease may be adjusted, under no circumstances will any such amount (whether or not adjusted), together with other payments obligated to be made, be less than the aggregate unpaid principal of, and unpaid interest and Make-Whole Premium, if any, on, the outstanding Equipment Notes issued under the Indenture relating to such Lease on the date of payment thereof. (Leases, Section 3.3)

     Possession, Sublease and Transfer. Southwest may sublease any Aircraft to any United States certificated air carrier or to certain foreign air carriers (such United States and foreign air carriers being "Permitted Air Carriers") so long as the term of the sublease does not continue beyond the end of the term of the related Lease. In addition, subject to certain limitations, Southwest may transfer possession of any Aircraft other than by sublease, including transfers in connection with normal interchange and pooling arrangements with Permitted Air Carriers, "wet leases," transfers of possession in connection with the Civil Reserve Air Fleet Program and transfers in connection with maintenance or modifications. If an Aircraft is subleased or the possession thereof is otherwise transferred, such Aircraft will remain subject to the related Lease and to the lien of the related Indenture. Moreover, any such sublease or transfer notwithstanding, Southwest will remain primarily liable for rental payments and for the performance of the other obligations of Southwest set forth in the related Lease as if no sublease or other transfer had occurred. (Leases, Section 7.2) The Aircraft may be operated by Southwest or under sublease or interchange arrangements in countries that are not parties to the Convention on the International Recognition of Rights in Aircraft (the "Convention"), and the extent to which the related Loan Trustee's security interest would be recognized in any jurisdiction, whether or not such jurisdiction adheres to the Convention, is uncertain.

     Generally, Southwest may install an Engine subject to a Lease on another aircraft. Such Engine, however, will remain subject to such Lease and to the lien of the related Indenture. (Leases, Section 7.2)

     Registration. Each Aircraft is, and pursuant to its related Lease will continue to be, registered in the name of the related Owner Trustee under the laws of the United States; provided, however, that such Aircraft will be reregistered in Southwest's name in the event it elects to assume all of the rights and obligations of the related Owner Trustee under the related Indenture as described above under "Description of the Equipment Notes -- Assumption of Obligations by Southwest." (Leases, Section 7.1.1; Indentures, Section 7.03)

     Liens. Each Aircraft will be maintained free of any liens, other than the respective rights of the related Owner Participant, the related Owner Trustee, the related Loan Trustee, the holders of the Equipment Notes with respect thereto and Southwest arising under the related Lease, Indenture, Participation Agreement, Refinancing Agreement or Trust Agreement, and other than, in the case of each Aircraft, certain limited liens permitted under the Lease and Indenture relating thereto, including liens for taxes either not yet due and payable or being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture, loss or loss of use of the related Aircraft or any interest therein; materialmen's, mechanics' and other similar liens arising in the ordinary course of business and either not yet due or not overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture, loss or loss of use of the related Aircraft or any interest therein; liens arising out of judgments or awards against Southwest, unless not discharged or stayed pending appeal within 45 days of entry; and liens with respect to which Southwest shall have posted a bond or other security. (Leases, Section 6) In addition, each Aircraft may become subject to a junior lien in favor of the related Owner Trustee if Southwest assumes the Equipment Notes issued under the Indenture relating to such Aircraft in connection with its exercise of any purchase option for such Aircraft and Southwest further elects to pay the equity portion of the purchase price in installments. See "Description of the Equipment Notes -- Assumption of Obligations by Southwest."

     Insurance. Southwest will maintain or cause to be maintained "all risk" ground and flight aircraft hull insurance against loss of or damage to each Aircraft and "all risk" coverage on each Engine and on Parts while removed from the Aircraft or Engines, that is of the type and form and in an amount not less than that carried by Southwest on similar equipment owned or leased by Southwest and in an amount not less than that usually carried by similarly situated United States commercial air carriers generally, provided that such insurance shall at all times be in an amount not less than the stipulated loss value of each Aircraft (which shall be an amount at least equal to the aggregate unpaid principal of, and unpaid interest on, the outstanding Equipment Notes related to such Aircraft on the date of payment thereof (the "Stipulated Loss Value")). All policies covering loss of or damage to each Aircraft shall be made payable to the related Loan Trustee for any loss in excess of $4,000,000, up to the Stipulated Loss Value.

     In addition, Southwest will maintain or cause to be maintained public liability and property damage insurance (exclusive of manufacturer's product liability insurance) with respect to each Aircraft (i) in amounts that are not less than the public liability and property damage insurance applicable to similar aircraft and engines that comprise Southwest's fleet on which Southwest carries insurance; and (ii) of the type and form carried by similarly situated United States commercial air carriers generally, and not less than $350,000,000 per occurrence combined single limit (or such greater amount as Lessee may carry from time to time on other 737-300 series aircraft in its fleet). The related Loan Trustee, the Trustee, the related Owner Trustee, the related Owner Participant and Southwest will be named as insured parties as their respective interests may appear under all liability insurance policies required with respect to each of the Aircraft.

     The insurance policies maintained under the Lease with respect to each Aircraft will provide that, in respect of the respective interests of the related Loan Trustee, the Trustee, the related Owner Trustee and the related Owner Participant, the insurance shall not be invalidated by any action or inaction of Southwest regardless of any breach or violation by Southwest of any representation, warranty, declaration or condition contained in such policies. Neither Southwest nor any of its sub-lessees may operate or locate any Aircraft
(i) in any area excluded from coverage by any insurance required by the Lease related thereto, unless requisitioned for use by the government (including any instrumentality or agency thereof) of the United States and the United States provides indemnification in lieu of such insurance coverage, (ii) in any war zone or recognized or threatened area of hostilities, unless such Aircraft is covered by war risk insurance, or (iii) in any country with which the United States does not maintain diplomatic relations or in which there is open warfare, whether or not declared. (Leases, Sections 7.1 and 11)

     Southwest may, so long as no Lease Event of Default has occurred and is continuing, self-insure a portion of these risks by means of deductible or premium adjustment provisions in insurance policies consistent with similar self-insurance on comparable aircraft operated by Southwest, provided that if Southwest's unsecured senior long-term debt securities are not rated "Investment Grade" (as defined below), such self-insurance shall in no case be in amounts greater than 4% of Southwest's tangible net worth and provided further that in the case of public liability insurance, such self-insurance shall in no event exceed $50,000,000. The term "Investment Grade" means, for these purposes, a rating of "Baa3" or higher from Moody's Investors Service or a rating from any other nationally recognized bond rating service equivalent to or better than such a rating. Southwest is also permitted standard deductibles in respect of its hull insurance coverage which are from time to time in effect in the aviation industry generally and which are customarily maintained by similarly situated U.S. commercial air carriers generally, but in any event, not in excess of the amount generally maintained by Southwest on its fleet of Boeing 737-300 aircraft. (Leases, Sections 11.2.4 and 11.8)

     Termination. Subject to certain conditions, Southwest may terminate each Lease on the first day of any month occurring on or after the seventh anniversary of the date of the delivery (June 3, 1996) of the Aircraft under the applicable Lease if it shall have determined that the Aircraft covered thereby is surplus to its requirements or economically obsolete. Southwest will be required to give to the related Owner Trustee and the related Loan Trustee notice of its intention to terminate such Lease at least three months prior to the proposed date of termination. Southwest may revoke such notice of termination if not less than 30 days prior to the proposed termination date the related Owner Trustee shall not have received a bid to purchase such Aircraft for at least the termination value thereof, provided that the related Owner Trustee has not elected to retain such Aircraft as provided below. In connection with a termination, the related Aircraft shall be sold (unless the related Owner Trustee elects to retain such Aircraft) as provided below and Southwest will act as non-exclusive agent for such Owner Trustee in obtaining bids for such Aircraft. The related Owner Trustee may also seek bids for such Aircraft and bid for the Aircraft itself. The related Owner Trustee shall sell such Aircraft to the highest cash bidder for such Aircraft on the termination date specified in Southwest's notice of termination. The proceeds of such sale shall be paid to the related Owner Trustee. If the net proceeds received from such sale are less than the termination value for such Aircraft (which shall be an amount at least equal to the aggregate unpaid principal of, and unpaid interest on, the outstanding Equipment Notes related to such Aircraft on the date of such sale (the "Termination Value")), Southwest shall pay the related Owner Trustee an amount equal to the difference between such proceeds and such Termination Value, together with certain other amounts. Southwest will also be obligated to pay, as supplemental rent, the premium, if any, on the related Equipment Notes, payable in connection with such termination. All funds to be paid to or deposited with the related Owner Trustee as described in this paragraph shall, so long as the related Indenture shall not have been discharged, be deposited directly with the related Loan Trustee. Amounts received from such sale in excess of the outstanding principal amount of the Equipment Notes issued under such Indenture, premium, if any, thereon and the then accrued and unpaid interest thereon will be distributed by the related Loan Trustee to the related Owner Trustee for the benefit of the related Owner Participant. The lien of such Indenture shall terminate after the principal of and premium, if any, and accrued interest on the related Equipment Notes have been received by the related Loan Trustee and, if all amounts due such Owner Participant have also been paid, the related Lease shall terminate and the obligation of Southwest thereafter to make rental payments with respect thereto shall cease. In the event any Aircraft is not sold by its proposed termination date, the Lease relating thereto, including all of Southwest's obligations thereunder, shall continue in effect. (Leases, Section 9; Indentures, Sections 3.02, 6.01(b) and 13.01)

     The related Owner Trustee shall have the option to retain an Aircraft with respect to which Southwest has given a notice of termination. In such event, the related Owner Trustee shall pay, or cause to be paid, to the related Loan Trustee funds in an amount equal to the aggregate outstanding principal of and accrued interest on the Equipment Notes with respect to such Aircraft, and Southwest shall pay to such Loan Trustee all other sums due and payable to the holders thereof on the termination date (including premium, if any). (Leases, Section 9)

     Renewal and Purchase Options. At the end of the term of a Lease after final maturity of the Equipment Notes issued with respect thereto, in the absence of certain defaults or any Lease Event of Default thereunder, Southwest will have certain options to renew such Lease for additional limited periods. In addition, Southwest will have the right at the end of the term of such Lease to purchase the Aircraft subject thereto for an amount to be calculated in accordance with the terms of such Lease. (Leases, Section 18)

     Southwest will also have the option, upon certain specified notice periods and in the absence of certain defaults or any Lease Event of Default, to purchase the Aircraft on January 2, 2015. In the event Southwest exercises such an option, the purchase price therefor shall be calculated in accordance with the provisions of such Lease, but in any event shall be sufficient to pay the redemption price of the related Equipment Notes and, upon receipt by the related Loan Trustee of such redemption price, Southwest shall acquire such Aircraft free of the lien of such Indenture, unless Southwest chooses to assume on a full recourse basis all of the related Owner Trustee's obligations in respect of such Equipment Notes and acquires such Aircraft subject to the lien of the related Indenture. See "Description of the Equipment Notes -- Assumption of Obligations by Southwest" in this Prospectus Supplement. (Leases, Section 18.2; Indentures, Sections 7.03 and 10.01)

     Events of Loss. If an Event of Loss (as defined below) occurs with respect to an Aircraft, Southwest shall pay to the related Owner Trustee the Stipulated Loss Value of such Aircraft, or shall replace such Aircraft. In the event Southwest elects to replace such Aircraft, it must do so on or before the Business Day preceding the 180th day following the Event of Loss, with a Boeing 737-300 (or an improved model) aircraft having a value, remaining useful life and utility at least equal to, and in at least as good operating condition as, the Aircraft subject to the Event of Loss immediately prior to the occurrence of such Event of Loss, assuming such Aircraft was in the condition and repair required by the related Lease. If Southwest pays the Stipulated Loss Value of an Aircraft subject to an Event of Loss (which in all circumstances will be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal of the outstanding Equipment Notes issued with respect to such Aircraft, together with all unpaid interest thereon accrued and to accrue to the date on which such amount is paid), the lien of the related Indenture shall terminate, the Lease relating to such Aircraft shall terminate, title to such Aircraft shall be transferred to Southwest and the obligation of Southwest thereafter to make rental payments with respect thereto shall cease. The Stipulated Loss Value and other payments made by Southwest shall be deposited with the related Loan Trustee. Amounts in excess of the outstanding principal amount of the Equipment Notes issued with respect to such Aircraft and the then accrued and unpaid interest thereon will be distributed by the related Loan Trustee to the related Owner Trustee. (Leases, Section 10.1; Indentures, Sections 3.02, 6.01(a) and 10.01)

     If an Event of Loss occurs with respect to an Engine alone, within 60 days after such Event of Loss, Southwest shall replace such Engine with another engine of the same model or an improved model of the same or another manufacturer and suitable for installation and use on an Aircraft and compatible for use on such Aircraft with the other Engine or engine installed thereon, and having a value, remaining useful life and utility at least equal to, and in as good operating condition as, the Engine subject to the Event of Loss, assuming such Engine was in the condition and repair required by the related Lease immediately prior to the occurrence of such Event of Loss. (Leases, Section 10.2)

     An Event of Loss with respect to an Aircraft or any Engine means any of the following events: (i) disappearance or theft of such property or the loss of the use thereof for any reason not covered by another provision, including hijacking, for a period of three consecutive months or for a period continuing beyond the Lease term, whichever first occurs or the destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of total loss or a constructive or compromised total loss; (iii) the confiscation, condemnation or requisition for use of such property by any government for a period in excess of six consecutive months or for a period continuing beyond the Lease term, whichever first occurs; (iv) as a result of any rule, regulation, order or other action by the Federal Aviation Administration, the Department of Transportation or other governmental body of the United States or other governmental body having jurisdiction, the use of such property in the normal course of interstate air transportation of persons shall have been prohibited for specified periods; or (v) the confiscation, condemnation or requisition of title to such property by any government. In addition, an Event of Loss with respect to any Engine shall occur upon a divestiture of title to such Engine. (Leases, Section 1)

     Lease Events of Default. Events of default (each, a "Lease Event of Default") under each Lease include, among other things: (a) failure by Southwest to make any payment of basic rent and certain supplemental rent within seven Business Days after such payment shall have become due or of other supplemental rent (with certain exceptions) within 10 Business Days after written notice of such failure; (b) failure by Southwest to maintain insurance on or with respect to the related Aircraft in accordance with the provisions of such Lease, provided that such failure shall not constitute a Lease Event of Default for a period of not more than 30 days if such Aircraft is not operated and appropriate ground insurance is maintained on such Aircraft; (c) failure by Southwest to perform or observe any other covenant, condition or agreement to be performed or observed by it under such Lease or certain related documents, continued after notice and specified cure periods; (d) any representation or warranty made by Southwest in such Lease or certain related documents being incorrect in any material respect at the time made and such incorrectness shall continue to be material and unremedied after notice and specified cure periods; and (e) the occurrence of certain events of bankruptcy, reorganization or insolvency of Southwest. There are no cross-default provisions in the Leases and, consequently, events resulting in a Lease Event of Default under any particular Lease may not result in a Lease Event of Default occurring under any other Lease. (Leases, Section 14)

     If a Lease Event of Default under a Lease has occurred and is continuing, the related Loan Trustee, as assignee of the related Owner Trustee's rights under such Lease, may exercise one or more of the remedies provided in such Lease with respect to the Aircraft subject thereto. These remedies include the right to repossess and use or operate such Aircraft, to sell or re-lease such Aircraft free and clear of Southwest's rights and to terminate such Lease, and the related Loan Trustee, as assignee, is entitled to retain (subject to application thereof in accordance with the related Indenture) the proceeds resulting from the exercise of such remedies and to require Southwest to pay as liquidated damages any unpaid rent plus an amount equal to the excess of the Stipulated Loss Value of such Aircraft over, at the related Loan Trustee's option, any of (i) the discounted fair market rental value thereof for the remainder of the term for such Aircraft, (ii) the fair market sales value thereof or (iii) if such Aircraft or any Engine has been sold, the net sales proceeds. (Leases, Section 15)

THE PARTICIPATION AGREEMENTS

     Southwest is required to indemnify the respective Loan Trustees, the respective Owner Participants, the respective Owner Trustees and the Trustee for certain taxes, losses, claims and other matters. Pursuant to certain tax indemnity agreements, Southwest is required under certain circumstances to indemnify each Owner Participant against the loss of depreciation deductions and certain other benefits allowable for certain income tax purposes with respect to the related Aircraft. Each Owner Participant is required to make restitution to the Trust Estate in which such Owner Participant has an interest for certain losses that may be suffered as a result of the failure of such Owner Participant to discharge certain liens or claims on or against the assets subject to the lien of the related Indenture. Subject to certain restrictions, each Owner Participant may transfer its interest in the related Aircraft.

     Southwest is prohibited from consolidating with or merging into any other corporation or transferring all or substantially all of its assets to any other corporation unless: (i) the surviving, successor or transferee corporation shall
(a) be a corporation organized in the United States, (b) be a "citizen of the United States" as defined in the Aviation Act (a "U.S. Citizen"), (c) be a United States certificated air carrier, such that the Owner Trustee will have the benefit of Section 1110 of the Bankruptcy Code to the extent the Owner Trustee had such benefit immediately prior to such transaction, and (d) assume all of the obligations of Southwest contained in the Participation Agreements and the Leases; (ii) immediately after giving effect to such transaction, no Lease Event of Default has occurred and is continuing; and (iii) Southwest has delivered a certificate and an opinion of counsel indicating that such transaction complies with such conditions. (Participation Agreements, Section 11(f))

REGISTRATION OF THE AIRCRAFT

     Each of the Aircraft has been registered in the United States in the name of the related Owner Trustee. Each of the Owner Trustees in its individual capacity, each of the Loan Trustees in its individual capacity and Southwest has represented and warranted that it is a U.S. Citizen. Each Owner Trustee has agreed that if one of its responsible officers has actual knowledge of facts that it, in its individual capacity, ceases to be a U.S. Citizen, it will promptly resign as Owner Trustee effective upon the appointment of a successor Owner Trustee that is a U.S. Citizen. Each Owner Participant has represented and warranted that it is a U.S. Citizen. If an Owner Participant ceases to be a U.S. Citizen at a time when such citizenship is necessary for registration of the Aircraft in which it has an interest in the United States, then such Owner Participant is obligated to either (a) take such action as may be required to maintain the United States registration of such Aircraft and the recordation of the related Indenture and Lease with the FAA or (b) transfer, in accordance with the related documents, all of its interest in such Aircraft to a U.S. Citizen. (Participation Agreements, Sections 7(a), 8(b) and 8(k); Trust Agreements,
Section 9.01)

                        FEDERAL INCOME TAX CONSEQUENCES

     Prospective investors should consult the section entitled "Federal Income Tax Consequences" in the accompanying Prospectus for a discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of Certificates.

                              ERISA CONSIDERATIONS

     The Certificates may be purchased by an employee benefit plan (a "Plan") that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). A fiduciary of such a Plan must determine that the purchase of a Certificate is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code.

     The United States Department of Labor has granted to each of Salomon Brothers Inc, Chase Securities Inc., Lehman Brothers Inc. and NationsBanc Montgomery Securities LLC an administrative exemption (Prohibited Transaction Exemption 89-89, Exemption Application No. D-6446, 54 Fed. Reg. 42,589 (1989),

Prohibited Transaction Exemption 90-31, Exemption Application No. D-07939, 55 Fed. Reg. 23,144 (1990), Prohibited Transaction Exemption 91-14, Exemption Application No. D-7985, 56 Fed. Reg. 7413 (1991) and Prohibited Transaction
Exemption      , Exemption Application No. D-     ,      Fed. Reg.     (19  ))
(the "Exemptions") from certain of the prohibited transaction rules of ERISA and the Code with respect to the purchase, both upon their initial issuance and in the secondary market, the holding and the subsequent resale by an employee benefit plan of certificates in certain pass through trusts, the assets of which consist of secured credit instruments that bear interest, including qualified equipment notes secured by leases. A number of conditions must be satisfied in order for the Exemptions to apply, including the requirement that the certificates have, at the time of their purchase by an employee benefit plan, a specified credit rating. Under the Exemptions, an equipment note secured by a lease will be considered qualified only if it is a note (a) which is secured by equipment which is leased, (b) which is secured by the obligation of the lessee to pay rent under the equipment lease and (c) with respect to which the trust's security interest is at least as protective of the rights of the trust as the trust would have if the equipment note were secured only by the equipment and not by the lease. The Exemptions do not in certain circumstances apply to the acquisition, holding or disposition of Certificates by plans sponsored by the Company, the Underwriters, the Trustee, the Owner Trustees, the Owner Participants or any of their affiliates. In addition, there are various other terms and conditions to the applicability of the Exemptions.

     Each fiduciary of a plan should independently determine if its purchase of a Certificate will require an exemption and, if so, whether the Exemptions apply to the purchase, or whether any other prohibited transaction exemption is available. In order to facilitate compliance with the Exemptions and other potentially available exemptions, each Plan purchasing any Certificates must be an "accredited investor" as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

     Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code. However, such a governmental plan may be subject to a federal, state or local law or regulation, which is, to a material extent, similar to the provisions of ERISA or Section 4975 of the Code. A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any such federal, state or local law or regulation.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement with Southwest (the "Underwriting Agreement"), the underwriters named below (collectively, the "Underwriters") have severally agreed to purchase from the Trustee, the respective aggregate principal amount of the Certificates as set forth opposite its name below:

                                                                   PRINCIPAL
                                                                   AMOUNT OF
                        UNDERWRITER                               CERTIFICATES
                        -----------                               ------------
Salomon Brothers Inc........................................      $
Chase Securities Inc........................................
Lehman Brothers Inc.........................................
NationsBanc Montgomery Securities LLC.......................
                                                                  -----------
          Total.............................................      $
                                                                  ===========

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Certificates are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Certificates to be purchased by them if any are taken.

     The Underwriters initially propose to offer all or part of the Certificates directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer a portion of the

Certificates to dealers at a price which represents a concession not in excess
of      % of the principal amount of the Certificates. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of      % of the
principal amount of the Certificates for certain other dealers. After the initial public offering, the public offering prices and such concessions may from time to time be varied by the Underwriters.

     Southwest has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Southwest does not intend to apply for listing of the Certificates on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Certificates, as permitted by applicable laws and regulations. No Underwriter is obligated, however, to make a market in the Certificates and any such market-making may be discontinued at any time at the sole discretion of such Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Certificates.

     The Underwriters and certain of their respective affiliates perform investment banking and other financial services for Southwest in the ordinary course of business.

     In connection with this offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Certificates than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Certificates at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Certificates or effecting purchases of the Certificates for the purpose of pegging, fixing or maintaining the price of the Certificates or for the purpose of reducing a syndicate short position created in connection with the offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if Salomon Brothers Inc purchases Certificates in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Certificates in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     It is expected that delivery of the Certificates will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which will be the fifth business day following the date of pricing of the Certificates (such settlement cycle being herein referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Certificates on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Certificates initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Certificates who wish to trade Certificates on the date of pricing or the next succeeding business day should consult their own advisor.

                                 LEGAL OPINIONS

     The validity of the Certificates offered hereby will be passed upon for Southwest by Deborah Ackerman, Associate General Counsel for Southwest, who beneficially owns approximately 37,515 shares of common stock of the Company, and for the Underwriters by Mayer, Brown & Platt, New York, New York. The statements of law and legal conclusions set forth under the caption "Federal Income Tax Consequences" in both this Prospectus Supplement and the Prospectus are based on the opinion of Vinson & Elkins L.L.P., Dallas, Texas. Members of the firm of Vinson & Elkins L.L.P. having responsibility for the Company's legal matters beneficially own approximately 8,000 shares of common stock of the Company.

PROSPECTUS

                             SOUTHWEST AIRLINES CO.
                           PASS THROUGH CERTIFICATES

     Up to $400,000,000 aggregate principal amount of Pass Through Certificates (the "Certificates") may be offered for sale from time to time pursuant to this Prospectus and related Prospectus Supplements. Certificates may be issued in one or more series in amounts, at prices and on terms to be determined at the time of the offering. In respect of each offering of Certificates, a separate Southwest Airlines Pass Through Trust for each series of Certificates being offered (each, a "Trust") will be formed pursuant to the Pass Through Trust Agreement (the "Basic Agreement") and the supplement thereto (a "Trust Supplement") relating to such Trust between Southwest Airlines Co. ("Southwest" or the "Company") and Wilmington Trust Company (the "Trustee"), as trustee under each Trust. Each Certificate in a series will represent a fractional undivided interest in the related Trust and will have no rights, benefits or interest in respect of any other Trust. The property of each Trust will include equipment notes (the "Equipment Notes") (a) issued, with recourse to Southwest, by Southwest to finance all or a portion of the equipment cost of, or to purchase all or a portion of the outstanding debt with respect to, aircraft, including engines, which have been or will be purchased by Southwest (each, an "Owned Aircraft") or (b) issued on a nonrecourse basis by one or more owner trustees pursuant to separate leveraged lease transactions to finance or refinance a portion of the equipment cost of, aircraft, including engines, which have been or will be leased to Southwest (each, a "Leased Aircraft" and together with the Owned Aircraft, the "Aircraft"). The Prospectus Supplement relating to each offering of Certificates will describe certain terms of the Certificates being offered, the Trust or Trusts relating thereto, the Equipment Notes to be purchased by such Trust or Trusts, the Aircraft relating to such Equipment Notes and the leveraged lease transactions, if any, relating thereto.

     The Equipment Notes issued in respect of the Leased Aircraft will not be direct obligations of, or guaranteed by, Southwest, but the amounts unconditionally payable by Southwest for the lease of such Aircraft will be sufficient to pay in full when due all payments required to be made on such Equipment Notes. The Equipment Notes issued in respect of the Owned Aircraft will be direct obligations of Southwest.

     Equipment Notes may be issued in respect of an Aircraft in one or more series, each series having a different interest rate and final maturity date. A separate Trust will purchase one or more series of the Equipment Notes issued with respect to each of one or more Aircraft. All of the Equipment Notes held in such Trust will have an interest rate equal to the interest rate applicable to the Certificates issued by such Trust and maturity dates occurring on or before the final distribution date applicable to such Certificates. The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft and, in the case of the Leased Aircraft, in the lease relating thereto, including the right to receive rentals payable in respect of such Aircraft by Southwest.

     Interest paid on the Equipment Notes held in each Trust will be passed through to the holders of the Certificates relating to such Trust on the dates and at the rate per annum set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Trust. Principal paid on the Equipment Notes held in each Trust will be passed through to the holders of the Certificates relating to such Trust in scheduled amounts on the dates set forth in the Prospectus Supplement relating to such Certificates until the final distribution date for such Trust.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

     The Certificates may be sold to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Certificates in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them. See "Plan of Distribution" for information concerning secondary trading of the Certificates.

     This Prospectus may not be used to consummate sales of Certificates unless accompanied by a Prospectus Supplement.
                             ---------------------

                 THE DATE OF THIS PROSPECTUS IS JULY 15, 1997.

                             AVAILABLE INFORMATION

     Southwest is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information concerning Southwest may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511; and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     This Prospectus constitutes a part of a registration statement on Form S-3 filed by Southwest with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Southwest and the securities offered hereby.

                  REPORTS TO CERTIFICATEHOLDERS BY THE TRUSTEE

     Wilmington Trust Company, as Trustee for the holders of the Certificates, will provide to such holders certain periodic statements concerning distributions made with respect to each Trust. See "Description of the Certificates -- Statements to Certificateholders."

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 heretofore filed with the Commission, the incorporated by reference herein and made a part hereof.

     In addition, all documents filed by Southwest pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of, or deregistration of, the Certificates offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     Southwest will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents relating to Southwest incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to:
Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235, Attention: John D. Owen, Treasurer (Telephone: 214/792-4334).

                                    GLOSSARY

     Included at the end of this Prospectus as Appendix I is a Glossary of certain of the significant defined terms used herein.

                                  THE COMPANY

     Southwest is a major domestic airline which provides single class air transportation characterized by frequent, high quality service at affordable prices. Southwest primarily services shorthaul city pairs, targeting the business commuter as well as leisure travelers.

     The Company was incorporated in Texas in 1967. Southwest's principal executive offices are located at 2702 Love Field Drive, Dallas, Texas 75235. The Company's mailing address is P.O. Box 36611, Love Field, Dallas, Texas 75235, where its telephone number is 214/792-4000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                  THREE MONTHS
                                                      ENDED
                                                    MARCH 31,         YEAR ENDED DECEMBER 31,
                                                  -------------   --------------------------------
                                                  1997    1996    1996   1995   1994   1993   1992
                                                  -----   -----   ----   ----   ----   ----   ----
Ratios of Earnings to Fixed Charges*............  2.45    1.93    2.73   2.62   2.93   2.83   2.25

---------------

* The ratios for years prior to 1996 have been restated from those previously published, to reflect the Company's revised estimate of the portion of aircraft rental charges representative of an interest factor.

     The ratios of earnings to fixed charges have been computed using earnings which are the sum of net income, income taxes and fixed charges adjusted to exclude interest capitalized during the period. Fixed charges are interest, whether expended or capitalized, amortization of debt discount and expense and that portion of rental charges estimated to be representative of an interest factor.

     A statement setting forth the calculation of the ratios of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                            FORMATION OF THE TRUSTS

     In respect of each offering of Certificates, one or more Trusts will be formed, and the related Certificates will be issued, pursuant to separate Trust Supplements to be entered into between the Trustee and Southwest in accordance with the terms of the Basic Agreement. All Certificates with respect to each Trust will represent fractional undivided interests in such Trust and the property held in such Trust, and will have no rights, benefits or interest in respect of any other Trust or the property held therein. Concurrently with the execution and delivery of each Trust Supplement, the Trustee, on behalf of the Trust formed thereby, will enter into one or more financing, refinancing or purchase agreements (each such agreement being herein referred to as a "Note Purchase Agreement") relating to one or more Aircraft described in the applicable Prospectus Supplement. Pursuant to the applicable Note Purchase Agreement or Note Purchase Agreements, the Trustee, on behalf of such Trust, will purchase the Equipment Notes issued with respect to such Aircraft so that all of the Equipment Notes held in such Trust will have an interest rate equal to the interest rate applicable to the Certificates issued by such Trust. The maturity dates of the Equipment Notes acquired by each Trust will occur on or before the final distribution date applicable to the Certificates issued with respect to such Trust. The Trustee will distribute the amount of payments of principal, premium, if any, and interest received by it as holder of the Equipment Notes to the Certificateholders of the Certificates with respect to the Trust in which such Equipment Notes are held. See "Description of the Certificates" and "Description of the Equipment Notes."

                                USE OF PROCEEDS

     As more fully described in the applicable Prospectus Supplement, the Certificates will be issued in order to facilitate the financing of all or a portion of the equipment cost of Owned Aircraft described in such Prospectus Supplement or the financing or refinancing of all or a portion of the debt component of one or more separate leveraged lease transactions entered into by Southwest, as lessee, with respect to Leased Aircraft described therein. The proceeds from the sale of such Certificates will be used by the Trustee on behalf of the applicable Trust or Trusts to purchase, at par, the Owned Aircraft Notes issued by Southwest to finance all or a portion of the equipment cost of Owned Aircraft purchased or to be purchased by Southwest or Leased Aircraft Notes issued by the respective Owner Trustee or Owner Trustees to finance or refinance all or a portion of the equipment cost of such Leased Aircraft. Simultaneously with the acquisition of each such Leased Aircraft, the respective Owner Trustee leased or will lease such Leased Aircraft to Southwest. Any portion of the proceeds from the sale of Certificates not used by the Trustee to purchase Equipment Notes on or prior to the date specified therefor in the applicable Prospectus Supplement will be distributed on a Special Distribution Date to the applicable Certificateholders, together with interest, but without premium. See "Description of the Certificates -- Special Distribution Upon Unavailability of Aircraft."

     The Equipment Notes with respect to each Aircraft will be issued under a separate Trust Indenture and Security Agreement (each, an "Indenture") between a bank or trust company as trustee thereunder (each, a "Loan Trustee") and (a) with respect to the Owned Aircraft, Southwest or (b) with respect to the Leased Aircraft, an owner trustee, not in its individual capacity (except as expressly set forth therein) but solely as trustee (each, an "Owner Trustee"), of a separate trust for the benefit of one or more institutional or corporate investors (each, an "Owner Participant"). In the case of Leased Aircraft, each Owner Participant will provide, from sources other than the Equipment Notes, at least 20% of the equipment cost of the related Aircraft. No Owner Participant, however, will be personally liable for any amount payable under the related Indenture or the Leased Aircraft Notes issued thereunder.

                        DESCRIPTION OF THE CERTIFICATES

     In connection with each offering of Certificates, one or more separate trusts will be formed, and one or more series of Certificates will be issued, pursuant to the Basic Agreement and one or more separate Trust Supplements to be entered into between Southwest and the Trustee. The following summary relates to the Basic Agreement and each of the Trust Supplements, the Trusts to be formed thereby and the Certificates to be issued by each Trust except to the extent, if any, described in the applicable Prospectus Supplement. Citations to the relevant sections of the Basic Agreement appear below in parentheses unless otherwise indicated. The statements under this caption are a summary and do not purport to be complete. The summary makes use of terms defined in and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Trust Supplement relating to each series of Certificates and the forms of the Leases, if any, Note Purchase Agreements and Indentures relating thereto will be filed as exhibits to a report by Southwest on Form 8-K, 10-Q, or 10-K, as applicable, to be filed with the Commission following the issuance of such series of Certificates.

GENERAL

     Each Certificate will represent a fractional undivided interest in the separate Trust created by the Trust Supplement pursuant to which such Certificate is issued. The property of each Trust will include the Equipment Notes held in such Trust, all monies at any time paid thereon and all monies due and to become due thereunder and funds from time to time deposited with the Trustee in accounts relating to such Trust. Each Certificate will represent a pro rata share of the outstanding principal amount of the Equipment Notes and other property held in the related Trust and will be issued in minimum denominations of $1,000 or any integral multiple of $1,000. (Sections 2.01 and 3.01)

     Except as otherwise provided in the applicable Trust Supplement, Certificates will be registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC") and no person acquiring an interest in Certificates ("Certificate Owner") will be entitled to receive a certificate representing such person's interest in the related Trust unless "Definitive Certificates" are issued as described below. Unless Definitive Certificates are issued, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures. See "Description of the Certificates -- Book-Entry Registration." (Section 3.09)

     Interest will be passed through to Certificateholders of each Trust at the rate per annum set forth on the cover page of the applicable Prospectus Supplement and will be calculated on the basis of a 360-day year of twelve 30-day months.

     The Certificates of each series represent interests only in the related Trust and all payments and distributions shall be made only from the related Trust Property. (Section 3.08) The Certificates do not represent an interest in or obligation of Southwest, the Trustee, any of the Loan Trustees or Owner Trustees in their individual capacities, any Owner Participant, or any affiliate of any thereof.

     The Basic Agreement does not and, except as otherwise described in the applicable Prospectus Supplement, the Indentures will not, include financial covenants or "event risk" provisions specifically designed to afford Certificateholders protection in the event of a highly leveraged transaction affecting Southwest. However, the Certificateholders of each series will have the benefit of a lien on the specific Aircraft securing the related Equipment Notes held in the related Trust, as discussed under the caption "Description of the Equipment Notes -- Security."

BOOK-ENTRY REGISTRATION

     The Certificates of each Trust will be issued in fully registered form only and, except as otherwise described in the applicable Prospectus Supplement, Certificates will be subject to the provisions described under this caption for book-entry registration with DTC.

     DTC has advised Southwest that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").

     Certificate Owners that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Certificates may do so only through DTC Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal and interest from the Trustee through DTC Participants or Indirect Participants, as the case may be. Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward such payments to DTC Participants, which thereafter will forward them to Indirect Participants or Certificate Owners, as the case may be, in accordance with customary industry practices. The forwarding of such distributions to the Certificate Owners will be the responsibility of such DTC Participants. The only "Certificateholder" will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustee as Certificateholders, as such term is used in the Basic Agreement, and Certificate Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and DTC Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions of principal of, premium, if any, and interest on the Certificates. DTC Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Certificate similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although Certificate

Owners will not possess Certificates, the Rules provide a mechanism by which Certificate Owners will receive payments and will be able to transfer their interests.

     Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a Certificate Owner to pledge Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Certificates, may be limited due to the lack of a physical certificate for such Certificates.

     DTC has advised Southwest that it will take any action permitted to be taken by Certificateholders only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. Additionally, DTC has advised Southwest that it will take such actions with respect to any percentage of the beneficial interest of Certificateholders held in each Trust only at the direction of and on behalf of DTC Participants whose holders include undivided interests that satisfy any such percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of DTC Participants whose holders include such undivided interests.

     Neither Southwest nor the Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Certificate held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DEFINITIVE CERTIFICATES

     With respect to each Trust, the related Certificates will be issued in fully registered, certificated form ("Definitive Certificates") to Certificate Owners or their nominees, rather than to DTC or its nominee, only if (i) Southwest advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to such Certificates and Southwest is unable to locate a qualified successor, (ii) Southwest, at its option, elects to terminate the book-entry system through DTC or (iii) after the occurrence of an Event of Default, Certificate Owners representing an aggregate percentage interest in such Trust of not less than a majority advise the Trustee, Southwest and DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the Certificate Owners' best interest. (Section 3.09)

     Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee will be required to notify all affected Certificate Owners through DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the Certificates and receipt of instructions for reregistration, the Trustee will reissue the Certificates as Definitive Certificates to Certificate Owners. (Section 3.09)

     Distributions of principal of, premium, if any, and interest on the Certificates will thereafter be made by the Trustee in accordance with the procedures set forth in the Basic Agreement and the applicable Trust Supplements, directly to holders of Definitive Certificates in whose names such Definitive Certificates were registered at the close of business on the Record Date. Such distributions will be made by check mailed to the address of each such holder as it appears on the register maintained with respect to the applicable Trust. The final payment on any Certificate, however, will be made only upon presentation and surrender of such Certificate at the office or agency specified in the notice of final distribution to Certificateholders. (Sections
4.02 and 11.01)

     Definitive Certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the Basic Agreement and the applicable Trust Supplements. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge will be required. (Section 3.04)

     All payments made by Southwest to the Loan Trustees under the Leases or Owned Aircraft Notes, as the case may be, will be in immediately available funds and will be passed through to DTC in immediately available funds.

PAYMENTS AND DISTRIBUTIONS

     Payments of principal of, premium, if any, and interest on the Equipment Notes held in each Trust received by the Trustee will be distributed by the Trustee to the Certificateholders of such Trust on the date such receipt is confirmed, except in certain cases when some or all of such Equipment Notes are in default. See "Description of the Certificates -- Events of Default and Certain Rights Upon an Event of Default".

     Payments of principal of, and interest on the unpaid principal amount of, the Equipment Notes held in each Trust will be scheduled to be received by the Trustee on the dates specified in the applicable Prospectus Supplement (such scheduled payments of principal of, and interest on, the Equipment Notes are herein referred to as "Scheduled Payments," and the dates specified therefor in the applicable Prospectus Supplement are herein referred to as "Regular Distribution Dates"). Each Certificateholder of each Trust will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Equipment Notes held in such Trust.

     Payments of principal, premium, if any, and interest received by the Trustee on account of the early redemption, if any, of the Equipment Notes relating to one or more Aircraft held in a Trust, and payments received by the Trustee following a default in respect of the Equipment Notes relating to one or more Aircraft held in a Trust ("Special Payments") will be distributed on the dates determined pursuant to the applicable Prospectus Supplement (a "Special Distribution Date"). The Trustee will mail notice to the Certificateholders of record of any Trust not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Trustee stating such anticipated Special Distribution Date. (Section 4.02)

POOL FACTORS

     Unless there has been an early redemption or purchase, or a default in the payment of principal or interest, in respect of one or more issues of the Equipment Notes held in a Trust, as described in the applicable Prospectus Supplement or below in "Description of the Certificates -- Events of Default and Certain Rights Upon an Event of Default", the Pool Factor for such Trusts will decline in proportion to the scheduled repayments of principal on the Equipment Notes held in such Trust as described in the applicable Prospectus Supplement. In the event of such redemption, purchase or default, the Pool Factor and the Pool Balance of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to Certificateholders of such Trust. Each Trust will have a separate Pool Factor.

     The Pool Factor for each Trust will initially be 1.0000000; thereafter, the Pool Factor for each Trust will decline as described above to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Trust can be determined by multiplying the original denomination of the Certificateholder's Certificate of such Trust by the Pool Factor for such Trust as of the applicable Regular Distribution Date or Special Distribution Date. The Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of record of such Trust on each Regular Distribution Date and Special Distribution Date. (Section 4.03(a))

STATEMENTS TO CERTIFICATEHOLDERS

     On each Regular Distribution Date and Special Distribution Date, the Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders of record of the related Trust a statement, giving effect to such distribution to be made on such Regular Distribution Date or Special Distribution Date, setting forth the following information (per $1,000 in aggregate principal amount of Certificates for such Trust, as to (i) and (ii) below):

          (i) the amount of such distribution allocable to principal and the amount allocable to premium, if any;

          (ii) the amount of such distribution allocable to interest; and

          (iii) the Pool Balance and the Pool Factor for such Trust. (Section 4.03(a))

     So long as the Certificates are registered in the name of Cede, as nominee for DTC, on the Record Date prior to each Regular Distribution Date and Special Distribution Date, the Trustee will request from DTC a Securities Position Listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Certificates of such Trust on such Record Date. On each Regular Distribution Date and Special Distribution Date, the Trustee will mail to each such DTC Participant the statement described above, and will make available additional copies as requested by such DTC Participant, to be available for forwarding to Certificate Owners. (Sections 3.09 and 4.03(a))

     In addition, after the end of each calendar year, the Trustee will prepare for each Certificateholder of record of each Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above with respect to the Trust for such calendar year or, in the event such person was a Certificateholder of record during a portion of such calendar year for the applicable portion of such calendar year, and such other items as are readily available to the Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its federal income tax returns. (Section 4.03(b)) Such report and such other items shall be prepared on the basis of information supplied to the Trustee by the DTC Participants, and shall be delivered by the Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above.

     At such time, if any, as the Certificates are issued in the form of Definitive Certificates, the Trustee will prepare and deliver the information described above to each Certificateholder of record of such Trust as the name and period of record ownership of such Certificateholder appears on the records of the registrar of the Certificates. (Sections 3.09 and 4.03)

VOTING OF EQUIPMENT NOTES

     The Trustee, as holder of the Equipment Notes held in each Trust, has the right to vote and give consents and waivers in respect of such Equipment Notes under the related Indentures. The Basic Agreement sets forth the circumstances in which the Trustee shall direct any action or cast any vote as the holder of the Equipment Notes held in the applicable Trust at its own discretion and the circumstances in which the Trustee shall seek instructions from the Certificateholders of such Trust. Prior to an Event of Default (as defined below) with respect to any Trust, the principal amount of the Equipment Notes held in such Trust directing any action or being voted for or against any proposal shall be in proportion to the principal amount of Certificates held by the Certificateholders of such Trust taking the corresponding position. (Sections 6.01 and 10.01)

EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

     The Basic Agreement defines an event of default with respect to a Trust (an "Event of Default") as the occurrence and continuance of an event of default under one or more of the related Indentures (an "Indenture Default"). (Section 6.01) The Indenture Defaults under an Indenture will be described in the applicable Prospectus Supplement and in the case of Leased Aircraft Notes, will include events of default under the related Lease. Since the Equipment Notes issued under an Indenture may be held in more than one Trust, a continuing Indenture Default under such Indenture would result in an Event of Default with respect to each such Trust. There will be, however, no cross-default provisions in the Indentures and events resulting in an Indenture Default under any particular Indenture will not necessarily result in an Indenture Default occurring under any other Indenture. If an Indenture Default occurs in fewer than all of the Indentures related to a Trust, the Equipment Notes issued pursuant to the related Indentures with respect to which an Indenture Default has not occurred will continue to be held in such Trust and payments of principal and interest on such Equipment Notes will continue to be distributed to the holders of the Certificates of such Trust as originally scheduled as therein provided.

     In the case of Leased Aircraft, the Owner Trustee and the Owner Participant under each Indenture each will have the right under certain circumstances to cure an Indenture Default that results from the occurrence of a Lease Event of Default under the related Lease. If the Owner Trustee or the Owner Participant chooses to exercise such cure right, the Indenture Default and consequently the Event of Default with respect to the related Trust or Trusts will be deemed to have been cured.

     The Basic Agreement provides that, as long as an Indenture Default under any Indenture relating to Equipment Notes held in a Trust shall have occurred and be continuing, the Trustee of such Trust may vote all of the Equipment Notes issued under such Indenture that are held in such Trust, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust shall vote not less than a corresponding majority of such Equipment Notes, in favor of directing the related Loan Trustee to declare the unpaid principal amount of all Equipment Notes then outstanding under such Indenture and any accrued and unpaid interest thereon to be due and payable. The Basic Agreement also provides that, if an Indenture Default under any Indenture relating to Equipment Notes held in a Trust shall have occurred and be continuing, the Trustee of such Trust may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust shall, vote all of the Equipment Notes issued under such Indenture that are held in such Trust in favor of directing the related Loan Trustee as to the time, method and place of conducting any proceeding for any remedy available to such Loan Trustee or of exercising any trust or power conferred on such Loan Trustee under such Indenture. (Sections 6.01 and 6.04)

     The ability of the holders of the Certificates issued with respect to any one Trust to cause the Loan Trustee with respect to any Equipment Notes held in such Trust to accelerate the payment on such Equipment Notes under the related Indenture or to direct the exercise of remedies by such Loan Trustee under the related Indenture will depend, in part, upon the proportion between the aggregate principal amount of the Equipment Notes outstanding under such Indenture and held in such Trust and the aggregate principal amount of all Equipment Notes outstanding under such Indenture. Each Trust will hold Equipment Notes with different terms from those of the Equipment Notes held in the other Trusts and therefore the Certificateholders of a Trust may have divergent or conflicting interests from those of the Certificateholders of the other Trusts holding Equipment Notes relating to the same Aircraft. In addition, so long as the same institution acts as Trustee of each Trust, in the absence of instructions from the Certificateholders of any such Trust, the Trustee for such Trust could for the same reason be faced with a potential conflict of interest upon an Indenture Default. In such event, the Trustee has indicated that it would resign as trustee of one or all such Trusts, and a successor trustee would be appointed in accordance with the terms of the Basic Agreement.

     As an additional remedy, if an Indenture Default under an Indenture shall have occurred and be continuing, the Basic Agreement provides that the Trustee of a Trust holding Equipment Notes issued under such Indenture may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust shall, sell all or part of such Equipment Notes for cash to any Person. (Sections 6.01 and 6.02) Any proceeds received by the Trustee upon any such sale shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01 and 4.02) The market for Equipment Notes in default may be very limited and there can be no assurance that they could be sold for a reasonable price. Furthermore, so long as the same institution acts as Trustee of each Trust, it may be faced with a conflict in deciding from which Trust to sell Equipment Notes to available buyers. If the Trustee sells any such Equipment Notes with respect to which an Indenture Default exists for less than their outstanding principal amount, the Certificateholders of such Trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against Southwest, the related Owner Trustee in the case of any Leased Aircraft or the Trustee. Neither the Trustee nor the Certificateholders of such Trust, furthermore, could take any action with respect to any remaining Equipment Notes held in such Trust so long as no Indenture Defaults existed with respect thereto.

     Any amount distributed to the Trustee of any Trust by the Loan Trustee under any Indenture on account of the Equipment Notes held in such Trust following an Indenture Default under such Indenture shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. In addition, if, following an Indenture Default under any Indenture relating to Leased Aircraft, the related Owner Trustee exercises its option, if any, to redeem or purchase the outstanding Leased Aircraft Notes issued under such Indenture as described in the related Prospectus

Supplement, the price paid by such Owner Trustee to the Trustee of any Trust for the Leased Aircraft Notes issued under such Indenture and held in such Trust shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.01, 4.02 and 6.02)

     Any funds representing payments received with respect to any Equipment Notes held in a Trust in default, or the proceeds from the sale by the Trustee of any such Equipment Notes, held by the Trustee in the Special Payments Account for such Trust shall, to the extent practicable, be invested and reinvested by the Trustee in Permitted Investments pending the distribution of such funds on a Special Distribution Date. Permitted Investments are defined as obligations of the United States or agencies or instrumentalities thereof, the payment of which is backed by the full faith and credit of the United States and which mature in not more than 60 days or such lesser time as is required for the distribution of any such funds on a Special Distribution Date. (Sections 1.01 and 4.04)

     The Basic Agreement provides that the Trustee of each Trust shall, within 90 days after the occurrence of a default in respect of such Trust, give to the Certificateholders of such Trust notice, transmitted by mail, of all uncured or unwaived defaults with respect to such Trust known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the Equipment Notes held in such Trust, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. (Section 7.01)

     The Basic Agreement contains a provision entitling the Trustee of each Trust, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of the Certificates of such Trust before proceeding to exercise any right or power under such Agreement at the request of such Certificateholders. (Section 7.02)

     In certain cases, the holders of Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of the holders of all Certificates of such Trust waive, or may instruct the Loan Trustee to waive, any past default or Event of Default with respect to such Trust and thereby annul any direction given by such holders to the related Loan Trustee with respect thereto, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof; (ii) a default in payment of the principal of, premium, if any, or interest on any of the Equipment Notes held in such Trust and (iii) a default in respect of any covenant or provision of the Basic Agreement or the related Trust Supplement that cannot be modified or amended without the consent of each Certificateholder of such Trust affected thereby. (Section 6.05) Each Indenture will provide that, with certain exceptions, the holders of a majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Default thereunder. In the event of a waiver with respect to a Trust as described above, the principal amount of the Equipment Notes issued under the related Indenture held in such Trust shall be counted as waived in the determination of the majority in aggregate unpaid principal amount of Equipment Notes required to waive a default or an Indenture Default under such Indenture. Therefore, if the Certificateholders of a Trust or Trusts waive a past default or Event of Default such that the principal amount of the Equipment Notes held either individually in such Trust or in the aggregate in such Trusts constitutes the required majority in aggregate unpaid principal amount under the applicable Indenture, such past default or Indenture Default under such Indenture shall be waived.

MODIFICATIONS OF THE AGREEMENTS

     The Basic Agreement contains provisions permitting Southwest and the Trustee of each Trust to enter into a supplemental agreement, without the consent of the holders of any of the Certificates of such Trust, (i) to provide for the formation of such Trust and the issuance of a series of Certificates,
(ii) to evidence the succession of another corporation to Southwest and the assumption by such corporation of Southwest's obligations under the Basic Agreement and the applicable Trust Supplement, (iii) to add to the covenants of Southwest for the benefit of the holders of such Certificates, or to surrender any right or power in the Basic Agreement conferred upon Southwest, (iv) to correct or supplement any defective or inconsistent provision of the Basic Agreement, the applicable Trust Supplement or any supplemental trust agreement, or to make any other provisions with respect to matters or questions arising thereunder, provided such action shall not adversely affect the interest of the holders of such Certificates, or to cure any ambiguity or correct any mistake, (v) to modify, eliminate or add to the provisions of the Basic Agreement to the extent as shall be necessary to continue the qualification of the Basic Agreement (including any supplemental agreement) under the Trust Indenture Act, (vi) to provide for a successor Trustee or to add to or change any provision of the Basic Agreement as shall be necessary to facilitate the administration of the Trusts thereunder by more than one Trustee, or (vii) to make any other amendments or modifications which shall only apply to Certificates of one or more series to be issued thereafter. (Section 9.01)

     The Basic Agreement also contains provisions permitting Southwest and the Trustee of each Trust, with the consent of the Certificateholders of such Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, to execute supplemental agreements adding any provisions to or changing or eliminating any of the provisions of the Basic Agreement, to the extent relating to such Trust, and the applicable Trust Supplement, or modifying the rights of such Certificateholders, except that no such supplemental agreement may, without the consent of the holder of each such Certificate so affected, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee of payments on the Equipment Notes held in such Trust, or distributions in respect of any Certificate of such Trust, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due, (b) permit the disposition of any Equipment Note held in such Trust, except as provided in the Basic Agreement or the applicable Trust Supplement, or otherwise deprive such Certificateholder of the benefit of the ownership of the Equipment Notes held in such Trust, (c) reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in the Basic Agreement or the applicable Trust Supplement, the consent of the holders of which is required for any such supplemental agreement or for any waiver provided for in the Basic Agreement or such Trust Supplement, or (d) modify certain specified provisions of the Basic Agreement except to increase such percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holders of the Certificates affected. (Section 9.02)

MODIFICATION OF INDENTURE AND RELATED AGREEMENTS

     In the event that the Trustee, as the holder of any Equipment Notes held in a Trust, receives a request for its consent to any amendment, modification or waiver under the Indenture, Lease, if any, or other document relating to such Equipment Notes, the Trustee shall mail a notice of such proposed amendment, modification or waiver to each Certificateholder of such Trust as of the date of such notice. The Trustee shall request instructions from the Certificateholders of such Trust as to whether or not to consent to such amendment, modification or waiver. The Trustee shall vote or consent with respect to such Equipment Notes in such Trust in the same proportion as the Certificates of such Trust were actually voted by the holders thereof by a certain date. Notwithstanding the foregoing, if an Event of Default in respect of such Trust shall have occurred and be continuing, the Trustee may, in the absence of instructions from Certificateholders holding a majority in interest of such Trust, in its own discretion consent to such amendment, modification or waiver, and may so notify the relevant Loan Trustee. (Section 10.01)

TERMINATION OF THE TRUSTS

     The obligations of Southwest and the Trustee with respect to a Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the Basic Agreement and the applicable Trust Supplement and the disposition of all property held in such Trust. The Trustee will mail to each Certificateholder of record of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder's Certificates at the office or agency of the Trustee specified in such notice of termination. (Section 11.01)

DELAYED PURCHASE

     In the event that, on the delivery date of any Certificates, all of the proceeds from the sale of such Certificates are not used to purchase the Equipment Notes contemplated to be held in the related Trust, such Equipment Notes may be purchased by the Trustee at any time on or prior to the date specified in the applicable Prospectus Supplement. In such event, the Trustee will hold the proceeds from the sale of such Certificates not used to purchase Equipment Notes in an escrow account pending the purchase of the Equipment Notes not so purchased. Such proceeds will be invested in certain Specified Investments at the direction and risk of, and for the account of, Southwest. Earnings on Specified Investments in the escrow account for each Trust will be paid to Southwest periodically, and Southwest will be responsible for any losses. (Section 2.02(b))

     On the Regular Distribution Date occurring on the date specified in the applicable Prospectus Supplement, Southwest will pay to the Trustee an amount equal to the interest that would have accrued, at the rate specified in the applicable Prospectus Supplement with respect to such Certificates, had the Equipment Notes been purchased on the date of the issuance of such Certificates from the date of such issuance to, but excluding, the date of the purchase of such Equipment Notes by the Trustee. (Section 2.02(b))

SPECIAL DISTRIBUTION UPON UNAVAILABILITY OF AIRCRAFT

     To the extent, due to a casualty to, or other event causing the unavailability of, one or more Aircraft, that the full amount of the proceeds from the sale of any Certificates held in the escrow account referred to above is not used to purchase Equipment Notes on or prior to the date specified in the applicable Prospectus Supplement, an amount equal to the unused proceeds will be distributed by the Trustee to the holders of record of such Certificates on a pro rata basis upon not less than 20 days' prior notice to them as a Special Distribution on the date specified in the applicable Prospectus Supplement or on an earlier Special Distribution Date together with interest thereon at a rate equal to the rate applicable to such Certificates, but without premium, and Southwest will pay to the Trustee on such date an amount equal to such interest. (Section 2.02(b))

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

     Southwest will be prohibited from consolidating with or merging into any other corporation or transferring all or substantially all of its assets as an entirety to any other Person unless, (i) the surviving successor or transferee corporation shall (a) be a corporation organized under the laws of the United States or any State thereof or the District of Columbia, (b) be a "citizen of the United States" as defined in the Aviation Act, (c) be a United States certificated air carrier and (d) expressly assume all of the obligations of Southwest contained in the Basic Agreement, the Note Purchase Agreements and the Indentures and, with respect to the Leased Aircraft Notes, the Leases and any other operative documents; (ii) immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing with respect to the Certificates; (iii) Southwest shall have delivered a certificate and an opinion or opinions of counsel indicating that such transaction, in effect, complies with such conditions; and (iv) the surviving successor or transferee corporation shall make such filings and recordings with the Federal Aviation Administration pursuant to the Aviation Act, as shall be necessary or desirable to evidence such consolidation, merger, conveyance, transfer or lease with or to such Person. (Section 5.02)

THE TRUSTEE

     Wilmington Trust Company will be the initial Trustee for each of the Trusts. The Trustee and any of its affiliates may hold Certificates in their own names. (Section 7.04) With certain exceptions, the Trustee makes no representations as to the validity or sufficiency of the Basic Agreement, the Trust Supplements, the Certificates, the Equipment Notes, the Indentures, the Leases, if any, or other related documents. (Section 7.03) Unless otherwise specified in a Prospectus Supplement, Wilmington Trust Company will also be the Loan Trustee of the Indentures under which the Equipment Notes are issued. It also serves as indenture trustee in numerous other aircraft financing transactions involving Southwest.

     The Trustee may resign with respect to any or all of the Trusts at any time, in which event Southwest will be obligated to appoint a successor trustee. If the Trustee ceases to be eligible to continue as Trustee with respect to a Trust or becomes incapable of acting as Trustee or becomes insolvent, Southwest may remove such Trustee, or any holder of Certificates of such Trust for at least six months may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor trustee. Any resignation or removal of the Trustee with respect to a Trust and appointment of the successor trustee for such Trust does not become effective until acceptance of the appointment by the successor trustee. (Section 7.08) Pursuant to such resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee with respect to each Trust. All references in this Prospectus to the Trustee are to the trustee acting in such capacity under each of the Trusts and should be read to take into account the possibility that each of the Trusts could have a different successor trustee in the event of such a resignation or removal.

     The Basic Agreement provides that Southwest will pay the Trustee's fees and expenses. (Section 7.06)

                       DESCRIPTION OF THE EQUIPMENT NOTES

     The statements under this caption are summaries and do not purport to be complete. Except as otherwise indicated below or as described in the applicable Prospectus Supplement, the following summaries will apply to the Equipment Notes, the Indenture, the Lease, if any, and the Note Purchase Agreement relating to each Aircraft. Additional provisions with respect to the Equipment Notes, the Indentures, the Leases, if any, and the Note Purchase Agreements relating to any particular offering of Certificates will be described in the applicable Prospectus Supplement.

GENERAL

     Each Equipment Note issued under the same Indenture will relate to a single Aircraft. The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture between the related Loan Trustee and Southwest (in the case of Owned Aircraft Notes) or the related Loan Trustee and the Owner Trustee (in the case of Leased Aircraft Notes) of a trust for the benefit of the Owner Participant who is the beneficial owner of the related Aircraft.

     Southwest's obligations under each Indenture relating to an Owned Aircraft and under the related Owned Aircraft Notes will be direct obligations of Southwest. The Leased Aircraft Notes will be nonrecourse obligations of the related Owner Trustee. Except in certain circumstances involving Southwest's purchase of a Leased Aircraft and the assumption of the Leased Aircraft Notes related thereto, the Leased Aircraft Notes will not be direct obligations of, or guaranteed by, Southwest; however, Southwest is obligated to make or cause to be made rental and other payments to the related Owner Trustee under the Lease of the related Leased Aircraft in amounts that will be at least sufficient to pay when due all payments required to be made on the Leased Aircraft Notes issued with respect to such Leased Aircraft. Southwest's rental obligations under each Lease will be general obligations of Southwest.

PRINCIPAL AND INTEREST PAYMENTS

     Interest paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth in the applicable Prospectus Supplement until the final distribution date for such Trust. Principal paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth in the applicable Prospectus Supplement until the final distribution date for such Trust.

     If any date scheduled for any payment of principal of, premium, if any, or interest on the Equipment Notes is not a Business Day, such payment may be made on the next succeeding Business Day without any additional interest.

SECURITY

     The Leased Aircraft Notes will be secured by (i) an assignment by the related Owner Trustee to the related Loan Trustee of such Owner Trustee's rights (except for certain rights, including those described below) under the Lease with respect to the related Leased Aircraft, including the right to receive payments of rent thereunder, (ii) a mortgage to such Loan Trustee on such Aircraft, subject to the rights of Southwest under such Lease, and (iii) an assignment to such Loan Trustee of certain of such Owner Trustee's rights under the purchase agreement between Southwest and the related airframe manufacturer. Unless and until an Indenture Default with respect to a Leased Aircraft has occurred and is continuing, the Loan Trustee may not exercise the rights of the Owner Trustee under the related Lease, except the right to receive payments of rent due thereunder and certain enumerated shared rights. The assignment by the Owner Trustee to the Loan Trustee of its rights under the related Lease will exclude certain rights of such Owner Trustee and the related Owner Participant, including rights to amend, modify or waive, or take actions with respect to, certain provisions of the related Lease (but only so long as the same will not impair the value of the trust estate), rights relating to indemnification by Southwest for certain matters, insurance proceeds payable to such Owner Trustee in its individual or trust capacity and to such Owner Participant under liability insurance maintained by Southwest under such Lease or by any other Person, insurance proceeds payable to such Owner Trustee in its individual or trust capacity or to such Owner Participant under certain casualty insurance maintained by such Owner Trustee or such Owner Participant and certain reimbursement payments made by Southwest to such Owner Participant.

     The Owned Aircraft Notes will be secured by a mortgage from Southwest to the Loan Trustee of the related Owned Aircraft and an assignment by Southwest to such Loan Trustee of certain of Southwest's rights under the purchase agreement between Southwest and the related airframe manufacturer.

     The Equipment Notes issued under different Indentures will not be cross-collateralized and consequently the Equipment Notes issued in respect of any one Aircraft will not be secured by any of the other Aircraft (or any of the other security related thereto). Southwest will be required to keep each Aircraft registered under the Aviation Act and to record, or maintain the recordation of, the Indenture and the Lease, if any, among other documents, with respect to each Aircraft under the Aviation Act. Such recordation of the Indenture, the Lease, if any, and other documents with respect to each Aircraft is intended to give the related Loan Trustee a first priority perfected security interest in the related Aircraft whenever it is located in the United States or any of its territories and possessions and, with certain limited exceptions, in those jurisdictions that have ratified or adhered to the Convention on the International Recognition of Rights in Aircraft (the "Convention"). However, in the case of an Indenture Default, the ability of the related Loan Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were located outside the United States.

     Funds, if any, held from time to time by the Loan Trustee with respect to any Aircraft, including funds held as the result of an event of loss to such Aircraft or termination of the Lease, if any, relating thereto, will be invested and reinvested by such Loan Trustee, at the direction of Southwest (except in the case of certain Events of Default), in investments described in the related Indenture or Lease. Southwest will pay the amount of any loss resulting from any such investment directed by it.

LIMITATION OF LIABILITY

     The Owned Aircraft Notes will be direct obligations of Southwest. Except in certain circumstances involving Southwest's purchase of a Leased Aircraft and the assumption of the Leased Aircraft Notes related thereto, the Leased Aircraft Notes will not be direct obligations of, or guaranteed by, Southwest. None of the Owner Trustees, the Owner Participants or the Loan Trustees, or any affiliates thereof, shall be personally liable to any holder of a Leased Aircraft Note or, in the case of the Owner Trustees and the Owner Participants, to the Loan Trustees for any amounts payable under the Leased Aircraft Notes or, except as provided in each Indenture, for any liability under such Indenture. Except in the circumstances describe above, all payments of principal of, premium, if any, and interest on the Equipment Notes issued with respect to any Aircraft (other than payments made in connection with an optional redemption or purchase of Leased

Aircraft Notes by the related Owner Trustee or the related Owner Participant or certain payments made by the related Owner Participant) will be made only from the assets subject to the lien of the Indenture with respect to such Aircraft or the income and proceeds received by the related Loan Trustee therefrom (including, in the case of a Leased Aircraft, rent payable by Southwest under the Lease with respect to such Leased Aircraft).

     Except as otherwise provided in the Indentures, each Owner Trustee in its individual capacity shall not be answerable or accountable under the Indentures or under the Leased Aircraft Notes under any circumstances except for its own wilful misconduct or gross negligence. None of the Owner Participants will have any duty or responsibility under any of the Indentures or the Leased Aircraft Notes to the Loan Trustees or to any holder of any Leased Aircraft Note.

INDENTURE DEFAULTS AND REMEDIES

     The applicable Prospectus Supplement will describe the Indenture Defaults under the related Indentures, the remedies that the Loan Trustee may exercise with respect to the related Aircraft, either at its own initiative or upon instruction from holders of the related Equipment Notes, and other provisions relating to the occurrence of an Indenture Default and the exercise of remedies. There will be no cross-default provisions in the Indentures and events resulting in an Indenture Default under any particular Indenture will not necessarily result in an Indenture Default under any other Indenture.

LEASED AIRCRAFT LEASES

     Each Leased Aircraft will be leased separately by the related Owner Trustee to Southwest pursuant to a "net lease" for a term commencing on the delivery date thereof to such Owner Trustee and expiring on a date not earlier than the latest maturity date of the Leased Aircraft Notes issued with respect to such Leased Aircraft unless previously terminated as permitted by the related Lease. The basic rent payments by Southwest under each Lease will be payable on the dates specified in the applicable Prospectus Supplement, and will be assigned by the Owner Trustee under the related Indenture to provide the funds necessary to make payments of principal and interest due from such Owner Trustee on the Leased Aircraft Notes issued under such Indenture. Although in certain cases the basic rent payments under the Leases may be adjusted, under no circumstances will rent payments that Southwest will be unconditionally obligated to make or cause to be made under any Lease be less than the scheduled payments of principal and interest on the Leased Aircraft Notes issued under the Indenture relating to such Lease. The balance of any basic rent payments under each Lease, after payment of the scheduled principal and interest on the Leased Aircraft Notes issued under the Indenture relating to such Lease, will be paid over to the related Owner Trustee. Southwest's obligation to pay rent and to cause other payments to be made under each Lease will be a general obligation of Southwest. The applicable Prospectus Supplement will describe the Lease Events of Default under the related Leases, the remedies that the Owner Trustee may exercise with respect to the related Leased Aircraft, and other provisions relating to the occurrence of a Lease Event of Default and the exercise of remedies.

COVENANTS RELATING TO AIRCRAFT

     Pursuant to the applicable Lease, Southwest will be obligated, at its expense, to cause each Aircraft to be duly registered, to pay all costs of operating each Aircraft and to maintain, service and repair each Aircraft so as to keep each Aircraft in as good operating condition as when delivered to Southwest, ordinary wear and tear excepted, and in such condition as may be necessary to enable the airworthiness certification thereof to be maintained in good standing at all times (other than during temporary periods of grounding) under the Aviation Act. Southwest will be obligated, at its expense, to replace all parts (other than severable parts added at the option of Southwest and parts that Southwest is permitted to remove to the extent described below) that may from time to time be incorporated or installed in or attached to any Aircraft and that may become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use. Southwest will have the right to make alterations and modifications in and additions to (including removal of parts which Lessee deems obsolete or no longer suitable or appropriate for use on the Aircraft from) each Aircraft as Southwest deems desirable, provided that no such alteration, modification, addition or removal shall diminish the value or utility of such Aircraft or impair the condition or airworthiness thereof.

THE NOTE PURCHASE AGREEMENTS

     Southwest will be required to indemnify each Loan Trustee and, in the case of Leased Aircraft, each Owner Participant and Owner Trustee for certain losses, claims and other matters. In the case of Leased Aircraft, Southwest will be required under certain circumstances to indemnify each Owner Participant against the loss of depreciation deductions and certain other benefits allowable for certain income tax purposes with respect to the related Leased Aircraft. Each Owner Participant will be required to indemnify the related Loan Trustee and the holders of the Leased Aircraft Notes issued with respect to the Leased Aircraft in which such Owner Participant has an interest for certain losses that may be suffered as a result of its failure to be a United States citizen or the failure of such Owner Participant to discharge certain liens or claims on or against the assets subject to the lien of the related Indenture. Subject to certain restrictions, each Owner Participant may transfer its interest in the related Leased Aircraft.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion by Southwest of the anticipated material federal income tax consequences of the purchase, ownership and disposition of Certificates and should be read in conjunction with any additional discussion of federal income tax consequences included in the applicable Prospectus Supplement. The discussion is based on laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and Southwest does not intend to seek a ruling from the Service as to any such consequences. The discussion does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, insurance companies and foreign investors) may be subject to special rules. The statements of law and legal conclusions set forth herein are based upon the opinion of Vinson & Elkins L.L.P., special counsel to Southwest. Investors should consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of Certificates, including the advisability of making any election discussed below. The Trusts are not indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificate Owners of such Trust.

GENERAL

     The Trusts will not be classified as associations taxable as corporations, but, rather, each will be classified as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"), and each Certificate Owner will be treated as the owner of a pro rata undivided interest in each of the Equipment Notes and any other property held in the related Trust.

     Each Certificate Owner must report on its federal income tax return its pro rata share of the entire income from each of the Equipment Notes and any other property held in the related Trust, in accordance with such Certificate Owner's method of accounting. A Certificate Owner using the cash method of accounting must take into account its pro rata share of income as and when received by the Trustee. A Certificate Owner using an accrual method of accounting must take into account its pro rata share of income as it accrues or is received by the Trustee, whichever is earlier.

     A purchaser of a Certificate should be treated as purchasing an interest in each Equipment Note and any other property in the related Trust at a price determined by allocating the purchase price paid for the Certificate among such Equipment Notes and other property in proportion to their fair market values at the time of purchase of the Certificate. Unless otherwise indicated in a Prospectus Supplement, Southwest anticipates that when all the Equipment Notes have been acquired by the related Trust the purchase price paid for a Certificate of such Trust by an original purchaser of such Certificate should be allocated among the Equipment Notes held in such Trust in proportion to their respective principal amounts.

     If an Equipment Note held by a Trust is prepaid, a Certificate Owner will be considered to have sold his pro rata share of that Equipment Note, and will recognize gain or loss equal to the difference between its aggregate adjusted basis in the Equipment Note and the amount realized on the sale (except to the extent attributable to accrued interest, which would be taxable as interest income if not previously included in income). Subject to the market discount provisions of the Code (described below), any such gain or loss will be capital gain or loss if the Equipment Note is considered to have been held for more than one year. Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. With respect to the Leased Aircraft Notes, an Owner Participant's conveyance of its interest in a trust owning a Leased Aircraft will not constitute a taxable event to the holders of interests in the related Leased Aircraft Notes. However, if Southwest were to assume an Owner Trustee's obligations under the related Leased Aircraft Notes upon a purchase of the related Aircraft by Southwest, such assumption will be treated for federal income tax purposes as a taxable exchange of the respective Equipment Notes resulting in the recognition of taxable gain or loss under the rules discussed above. If a Certificate Owner acquires its interest in the Certificates at an amount equal to the outstanding principal balance (plus accrued interest, if any) of the underlying Equipment Notes at the time of such acquisition (e.g., a Certificate Owner purchasing at par in the initial offering of Certificates), then, provided that the Certificates are not treated as publicly traded for purposes of Treasury Regulation Section 1.1273-2, and the interest rate on the Certificates is at least equal to the applicable federal rate at such time, such assumption will not require a Certificate Owner to report taxable gain or loss. It is anticipated that the Certificates should not be treated as publicly traded for this purpose.

SALES OF CERTIFICATES

     A Certificate Owner that sells a Certificate should recognize gain or loss (in the aggregate) equal to the difference between its adjusted tax basis in the Certificate and the amount realized on the sale (except to the extent attributable to accrued interest, which should be taxable as interest income). Subject to the market discount provisions of the Code (described below), any such gain or loss will be capital gain or loss if the Certificate was held as a capital asset and will be long-term capital gain or loss if the Certificate was held for more than one year. Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

MARKET DISCOUNT

     A Certificate Owner should be considered to have acquired an interest in an Equipment Note at a "market discount" to the extent the remaining principal amount of the Equipment Note allocable to such Certificate Owner's Certificate exceeds such Certificate Owner's tax basis allocable to such Equipment Note, unless the excess does not exceed a prescribed de minimis amount. In the event such excess exceeds the de minimis amount, the Certificate Owner should be subject to the market discount rules of sections 1276 to 1278 of the Code with regard to its interest in the Equipment Note.

     In the case of a sale or certain other dispositions of indebtedness subject to the market discount rules, section 1276 of the Code requires that gain, if any, from such sale or disposition be treated as ordinary income to the extent such gain represents market discount that has accrued during the period in which such indebtedness was held and was not previously included in the Certificate Owner's income. If such indebtedness is disposed of in an nontaxable transaction (other than a nonrecognition transaction described in Code section 1276(c)), accrued market discount will be includable as ordinary income as if the Certificate Owner had sold the Certificate at its then market value.

     In the case of a partial principal payment on indebtedness subject to the market discount rules, section 1276 of the Code requires that such payment be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued during the period such indebtedness was held. The amount of any accrued market discount later required to be included in gross income as ordinary income upon a sale or disposition or subsequent partial principal payment will be reduced by the amount of accrued market discount previously so included.

     Generally, market discount accrues under a straight line method, or, at the election of the taxpayer, a constant interest method. However, in the case of Equipment Notes that constitute installment obligations, the manner in which market discount is to be accrued has been left to Treasury regulations not yet issued. Until such Treasury regulations are issued, the explanatory Conference Committee Report to the Tax Reform Act of 1986 (the "Conference Report") indicates that holders of installment obligations with market discount may elect to accrue market discount either on the basis of a constant interest rate or as follows: the amount of market discount that is deemed to accrue is the amount of market discount that bears the same ratio to the total amount of remaining market discount that the amount of stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the installment obligation as of the beginning of such period.

     Under section 1277 of the Code, if in any taxable year interest paid or accrued on indebtedness incurred or continued to purchase or carry indebtedness subject to the market discount rules exceeds the interest currently includable in income with respect to such indebtedness, deduction of the excess interest must be deferred to the extent of the market discount allocable to the taxable year. The deferred portion of any interest expense will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.

     Section 1278 of the Code allows a taxpayer to make an election to include market discount in his gross income currently. If such election is made, the rules of sections 1276 and 1277 (described above) will not apply to the taxpayer.

PREMIUM

     A Certificate Owner should generally be considered to have acquired an interest in an Equipment Note at a premium to the extent such Certificate Owner's tax basis allocable to such Equipment Note exceeds the remaining principal amount of the Equipment Note allocable to such Certificate Owner's Certificate. In that event, a Certificate Owner that holds such Certificate as a capital asset may elect to amortize such premium as an offset to interest income under section 171 of the Code with corresponding reductions in such Certificate Owner's tax basis in such Equipment Note. Generally, such amortization is on a constant yield basis. However, in the case of installment obligations (such as certain or all of the Equipment Notes), the Conference Report indicates a Congressional intent that amortization will be in accordance with the same rules that will apply to the accrual of market discount on installment obligations. See "Federal Income Tax Consequences -- Market Discount."

     If Equipment Notes may be called at a premium prior to maturity, amortizable premium may be determined by reference to an early call date. Due to the complexities of the amortizable premium rules, particularly where there is more than one possible call date and the amount of any premium is uncertain, Certificate Owners are urged to consult their own tax advisors as to the amount of any such amortizable premium.

     If a Certificate Owner acquires an interest in a Certificate at a premium and elects to amortize such premium, and the Internal Revenue Service successfully challenges the amount of amortization claimed for a particular period, then such Certificate Owner would be precluded from offsetting interest income on the Equipment Note for such period with the amount of the disallowed amortization, and the basis of such Equipment Note would be increased accordingly.

ORIGINAL ISSUE DISCOUNT

     Owners of certain debt instruments issued with original issue discount ("OID") that is not de minimis generally must include such OID in income as it accrues, regardless of their method of accounting. This results in an inclusion of OID in income before the receipt of cash attributable to such income. It is anticipated that the Equipment Notes will not be issued with OID. Certain aggregation rules in the Treasury Regulation relating to OID (the "OID Regulations"), however, could be interpreted to require that where one investor purchases Certificates issued by more than one Trust, certain of that investor's interests in the Equipment Notes in those Trusts must be treated together as a single debt instrument, which, for purposes of calculating and amortizing any OID, has a single issue price, maturity date, stated redemption price at maturity and yield to maturity. If the OID Regulations were applicable in this way, such aggregation of Certificates could be treated with respect to such investors as a debt instrument issued with OID.

     The OID Regulations provide generally that only debt instruments that are issued by a single issuer to a single holder are aggregated. The IRS, however, may aggregate debt instruments that are issued by more than one issuer or that are issued to more than one holder if the debt instruments are issued in an arrangement that is designed to avoid the aggregation rule. The OID Regulations provide an exception to the aggregation rule if the debt instrument is part of an issue a substantial portion of which is issued for cash to parties who are not related to the issuer or holder and who do not purchase other debt instruments of the same issuer in connection with the same transaction or related transactions. Whether this exception in the OID Regulations would apply in this case is uncertain. Certificate Owners are urged to consult their own tax advisors regarding the application of the aggregation rules.

BACKUP WITHHOLDING

     Payments made on Certificates, and proceeds from the sale of Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless a Certificate Owner complies with certain reporting procedures or is an exempt recipient under section 3406 of the Code. Any such withheld amounts will be allowed as a credit against the Certificate Owner's federal income tax.

INFORMATION REPORTS

     Information reports will be made by the Trustee to the Internal Revenue Service, and to Certificate Owners that are not exempt from the reporting requirements, annually or as otherwise required with respect to interest paid on the Certificates.

                             CERTAIN DELAWARE TAXES

     The initial Trustee is a Delaware banking corporation. Morris James Hitchens & Williams, counsel to the Trustee, has advised Southwest that, in its opinion, under currently applicable law, assuming that each Trust will not be taxable as a corporation for federal income tax purposes, but, rather, will be classified as a grantor trust under subpart E, Part I of Subchapter J of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and
(ii) Certificate Owners that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Certificate. Neither the Trusts nor the Certificate Owners will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificate Owners of such Trust. In general, should a Certificate Owner or a Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

                              ERISA CONSIDERATIONS

     Unless otherwise indicated in the applicable Prospectus Supplement, Certificates may not be purchased by, or with assets of, an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or individual retirement account or employee benefit plan subject to Section 4975 of the Code. Certain governmental plans and non-electing church plans, however, are not subject to Title I of ERISA or Section 4975 of the Code, and, therefore, may purchase the Certificates.

                              PLAN OF DISTRIBUTION

     The Certificates being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly to other purchasers.

     The distribution of the Certificates may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Certificates may be solicited by agents designated by Southwest from time to time. Any such agent involved in the offer or sale of the Certificates in respect of which this Prospectus is delivered will be named, and any commissions payable by Southwest to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Certificates so offered and sold.

     If the Certificates are sold by means of an underwritten offering, Southwest will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Certificates in respect of which this Prospectus is delivered to the public. If underwriters are utilized in the sale of the Certificates in respect of which this Prospectus is delivered, the Certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Certificates may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Certificates, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Certificates will be obligated to purchase all such Certificates if any are purchased. Southwest does not intend to apply for listing of the Certificates on a national securities exchange. If the Certificates are sold by means of an underwritten offering, the underwriters may make a market in the Certificates as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the Certificates and any such market-making could be discontinued at any time at the sole discretion of such underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Certificates.

     If a dealer is utilized in the sale of the Certificates in respect of which this Prospectus is delivered, such Certificates will be sold by the Trustee to the dealer as principal. The dealer may then resell such Certificates to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Certificates so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Certificates may be solicited directly and the sale thereof may be made directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by Southwest against certain liabilities, including liabilities under the Securities Act.

     Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, Southwest in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, agents, underwriters or dealers may be authorized to solicit offers by certain institutions to purchase Certificates at the public offering prices set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a specified date or dates. A commission indicated in the applicable Prospectus Supplement will be paid to agents, underwriters and dealers soliciting purchases of Certificates pursuant to Contracts accepted by Southwest.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Certificates offered hereby will be passed upon for Southwest by Deborah Ackerman, Associate General Counsel for Southwest, and for any agents, underwriters or dealers by counsel to be identified in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, both Ms. Ackerman and counsel for any agents, underwriters or dealers will rely on the opinion of counsel for Wilmington Trust Company, individually and as Trustee for the Certificates of each Trust, as to certain matters relating to the authorization, execution and delivery of such Certificates by and the valid and binding effect thereon, such Trustee. The statements of law and legal conclusions set forth under "Federal Income Tax Consequences" are based on the opinion of Vinson & Elkins L.L.P., Houston, Texas. Ms. Ackerman beneficially owns approximately 18,000 shares of common stock of the Company. Members of the firm of Vinson & Elkins L.L.P. having responsibility for the Company's legal matters beneficially own approximately 5,500 shares of common stock of the Company.

                                    EXPERTS

     The consolidated financial statements of Southwest Airlines Co. incorporated by reference in Southwest's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   APPENDIX I
                           GLOSSARY OF CERTAIN TERMS

     The following is a glossary of certain terms used in this Prospectus. The definitions of terms used in this glossary that are also used in the Basic Agreement, Trust Supplements, Indentures, Leases or Note Purchase Agreements are qualified in their entirety by reference to the definitions of such terms contained therein. Additional terms or changes in the terms defined below may appear in the applicable Prospectus Supplement.

     "Aircraft" means Leased Aircraft and Owned Aircraft.

     "Aviation Act" means Subtitle VII of Title 49 of the United States Code, as amended, and the applicable regulations thereunder.

     "Basic Agreement" means the Pass Through Trust Agreement, dated as of February 1, 1993, between Southwest and the Trustee.

     "Business Day," when used with respect to the Certificates of any series, means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, Dallas, Texas or a city and state in which the Trustee or any related Loan Trustee maintains its Corporate Trust Office or receives and disburses funds are authorized or obligated by law, regulation or executive order to be closed.

     "Certificate" means each of the Certificates to be issued by each of the Trusts pursuant to the Basic Agreement.

     "Certificate Account" means the one or more non-interest-bearing accounts established and maintained by the Trustee pursuant to the Basic Agreement on behalf of the Certificateholders of each Trust for the deposit of payments representing Scheduled Payments on the Equipment Notes held in such Trust.

     "Certificate Owner" means a person having a beneficial interest in a Certificate.

     "Certificateholder" means the Person in whose name a Certificate is registered.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Engine" means each of the engines relating to an Aircraft.

     "Equipment Notes" means the Owned Aircraft Notes and the Leased Aircraft Notes.

     "Event of Default" means, with respect to the Equipment Notes held in any Trust, the occurrence and continuance of an Indenture Default under one or more of the related Indentures.

     "Indenture" means each of the separate trust indenture and security agreements entered into from time to time between (a) Southwest and a Loan Trustee with respect to the issuance of Owned Aircraft Notes or (b) an Owner Trustee and a Loan Trustee with respect to the issuance of Leased Aircraft Notes as each such agreement may hereafter be amended or supplemented in accordance with its respective terms.

     "Indenture Default" means each of the events designated as an event of default in an Indenture, as described in the applicable Prospectus Supplement.

     "Lease" means each of the Lease Agreements entered into with respect to a Leased Aircraft between an Owner Trustee and Southwest, as each such Lease Agreement may from time to time be amended or supplemented in accordance with its respective term.

     "Lease Event of Default" means each of the events designated as an event of default in a Lease, as described in the applicable Prospectus Supplement.

     "Leased Aircraft" means each aircraft, including its Engines, leased by an Owner Trustee to Southwest pursuant to a Lease.

     "Leased Aircraft Notes" means the equipment notes issued on a nonrecourse basis by the Owner Trustees pursuant to the Indentures relating to Leased Aircraft.

     "Loan Trustee", when used with respect to any Equipment Note or the Indenture applicable thereto, means the bank or trust company designated as indenture trustee under such Indenture, and any successor to such Loan Trustee as such trustee.

     "Note Purchase Agreement," when used with respect to any Equipment Note, means the note purchase, participation, refinancing or similar agreement or agreements referred to in the related Indenture, providing for, among other things, the purchase of Equipment Notes by the Trustee.

     "Owned Aircraft" means each aircraft, including its Engines, that is security for the obligations of Southwest under the Owned Aircraft Notes.

     "Owned Aircraft Notes" means the equipment notes issued, with recourse to Southwest, by Southwest pursuant to the Indentures relating to Owned Aircraft.

     "Owner Participant" means each of the owner participants for whose benefit an Owner Trustee owns a Leased Aircraft leased to Southwest pursuant to a Lease and its permitted successors and assigns.

     "Owner Trustee", when used with respect to any Leased Aircraft Note or the Indenture applicable thereto or the Lease related thereto, means the "Owner Trustee" referred to in the applicable Indenture, not in its individual capacity but solely as trustee; and each other person which may from time to time be acting as Owner Trustee in accordance with the provisions of the applicable Indenture or Lease.

     "Pool Balance" means, for each Trust, as of any date, the aggregate unpaid principal amount of the Equipment Notes held in such Trust on such date plus any amounts in respect of principal on such Equipment Notes held by the Trustee and not yet distributed, plus any amount of any moneys held in the related Escrow Account (other than earnings thereon). The Pool Balance for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Trust and distribution thereof to be made on that date.

     "Pool Factor" means, for each Trust, as of any date, the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the aggregate original principal amount of the Certificates of such Trust. The Pool Factor for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Trust and distribution thereof to be made on that date.

     "Regular Distribution Date" means each date on which a Scheduled Payment will be distributed, as specified in the applicable Prospectus Supplement.

     "Scheduled Payment" means each payment of interest or principal on an Equipment Note scheduled to be received by the Trustee on the Regular Distribution Dates specified in the applicable Prospectus Supplement.

     "Special Distribution Date" means each date on which a Special Payment will be distributed, as specified in the applicable Prospectus Supplement.

     "Special Payment" means (i) any payment of principal, premium, if any, and interest resulting from the redemption or purchase of an Equipment Note held in a Trust, (ii) any payment of principal and interest (including any interest accruing upon default) on, or any other amount in respect of, an Equipment Note held in a Trust upon an Indenture Default in respect of, or upon acceleration relating to, such Equipment Note, (iii) any payment of principal, premium, if any, and interest on an Equipment Note which is not in fact paid within five days of a Regular Distribution Date, (iv) any proceeds from the sale of any Equipment Note upon an Event of Default, or (v) the amounts available for distribution from a Trust as a result of the failure to apply such amounts to the purchase of Equipment Notes on or prior to the date specified in the applicable Prospectus Supplement.

     "Special Payments Account" means the one or more accounts established and maintained by the Trustee pursuant to the Basic Agreement on behalf of the Certificateholders of each Trust for the deposit of payments representing Special Payments.

     "Specified Investments" when used with respect to any Trust, means, unless otherwise specified in the related Prospectus Supplement, (i) obligations of, or guaranteed by, the United States of America or agencies thereof, (ii) open market commercial paper of any corporation incorporated under the laws of the United States of America or any State thereof rated at least P-2 or its equivalent by Moody's Investors Service, Inc. or at least A-2 or its equivalent by Standard & Poor's Corporation, (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits (including overnight deposits) with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States or any political subdivision thereof having combined capital and surplus and retained earnings of at least $500,000,000 (including any Loan Trustee or Owner Trustee if such conditions are met), (iv) U.S. dollar denominated offshore certificates of deposit issued by, or offshore time deposits with, any commercial bank described in (iii) or any subsidiary thereof, and (v) repurchase agreements with any financial institution described in clause (iii) above having a combined capital and surplus of at least $500,000,000 fully collateralized by obligations of the type described in clauses (i) through (iv) above; provided that if all of the above investments are unavailable, the entire amounts to be invested may be used to purchase federal funds from an entity described in clause (iii) above; and provided further that no investment shall be eligible as a "Specified Investment" unless the final maturity or date of return of such investment is on or before the date applicable to the particular Trust, as specified in the related Prospectus Supplement.

     "Trust" means each of the Southwest Airlines Pass Through Trusts to be formed pursuant to the Basic Agreement and a Trust Supplement.

     "Trustee" means Wilmington Trust Company, a Delaware banking corporation, in its capacity as Trustee under each Trust, and each other person which may from time to time act as successor Trustee under such Trust.

     "Trust Property" means the Equipment Notes held as the property of a Trust and all funds from time to time deposited in the related Certificate Account, the related Special Payments Account and any other account maintained as a part of such Trust, including any proceeds from the sale by the Trustee of any such Equipment Note in connection with an Event of Default.

     "Trust Supplement" means each of the Trust Supplements between Southwest and the Trustee, pursuant to each of which one Trust is formed and one series of Certificates is issued to evidence fractional undivided ownership interests in the Trust Property held in such Trust.

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     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHWEST OR BY THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, CERTIFICATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF SOUTHWEST SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
              PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............   S-3
The Company.................................   S-7
Ratios of Earnings to Fixed Charges.........   S-7
Selected Consolidated Financial and
  Operating Data............................   S-8
Use of Proceeds.............................   S-9
Diagram of Payments.........................  S-10
Description of the Certificates.............  S-11
Description of the Equipment Notes..........  S-13
Federal Income Tax Consequences.............  S-25
ERISA Considerations........................  S-25
Underwriting................................  S-26
Legal Opinions..............................  S-27
                    PROSPECTUS
Available Information.......................     2
Reports to Certificateholders by the
  Trustee...................................     2
Documents Incorporated by Reference.........     2
Glossary....................................     2
The Company.................................     3
Ratios of Earnings to Fixed Charges.........     3
Formation of the Trusts.....................     3
Use of Proceeds.............................     3
Description of the Certificates.............     4
Description of the Equipment Notes..........    13
Federal Income Tax Consequences.............    16
Certain Delaware Taxes......................    19
ERISA Considerations........................    19
Plan of Distribution........................    20
Legal Opinions..............................    21
Experts.....................................    21
Glossary of Certain Terms...................   A-1

================================================================================

================================================================================

                                  $95,531,435

                                      LOGO

                           PASS THROUGH CERTIFICATES,
                                 SERIES 1998-A

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                         , 1998

                                  ------------

                              SALOMON SMITH BARNEY

                             CHASE SECURITIES INC.

                                LEHMAN BROTHERS

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

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